Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

STOCK YARDS BANCORP, INC.,

a Kentucky corporation,

RIVER HOLDINGS, INC.,

a Kentucky corporation,

and

FIELD & MAIN BANCORP, INC.

a Kentucky corporation

January 27, 2026

Index to Defined Terms

Term	Section of the Agreement

Acquisition Proposal	5.14(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.14(g)
Articles of Merger	1.3
Bank Merger	1.10
Bank Merger Agreement	1.10
Bank Merger Certificates	1.10
BHC Act	Recitals
Blue Sky	3.4
Board Recommendation	5.6(a)
CARES Act	3.12
CARES Act Modified Loan	5.2(n)
Certificate	1.5(b)
CFTC	3.5
Change in Recommendation	5.6(b)
Chosen Courts	8.9(b)
Closing	1.2
Closing Date	1.2
Closing Net Equity	6.2(f)
COBRA	3.11(g)
Code	Recitals
Continuing Employees	5.8(a)
Continuing Employee Agreements	5.8(c)
Contract	3.13(a)
Controlled Group Liability	3.11(e)
D&O Insurance	5.9(b)
Data Conversion	5.21
Dissenting Shares	1.5(d)
Effective Time	1.3
Enforceability Exceptions	3.3(a)
Environmental Laws	3.16
ERISA	3.11(a)
ERISA Affiliate	3.11(e)
Exchange Act	4.5(b)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
Executive Fringe Benefits	3.11(p)
FBT Gibbons	6.1(f)
FDIC	3.4
Final Claim Date	2.2(f)
FMB	Preamble
FMB 401(k) Plan	5.8(f)

i

FMB Articles	3.1(a)
FMB Audited Financial Statements	3.6(a)
FM Bank	Recitals
FM Bank Common Stock	3.2(c)
FMB Bylaws	3.1(a)
FMB Benefit Plans	3.11(a)
FMB Common Stock	1.5(a)
FMB Contract	3.13(a)
FMB Disclosure Schedule	Article III
FMB Financial Statements	3.6(a)
FMB Indemnified Parties	5.9(a)
FMB Interim Financial Statements	3.6(a)
FMB Leased Properties	3.18(b)
FMB Meeting	5.6(a)
FMB Owned Properties	3.18(a)
FMB Preferred Stock	3.2(a)
FMB Qualified Plans	3.11(d)
FMB Real Property	3.18(b)
FMB Regulatory Agreement	3.14
FMB Restricted Stock Award	1.6
FMB Subsidiary	3.1(b)
FMB Support Agreements	Recitals
FRB	Recitals
GAAP	3.8(c)
Governmental Entity	3.4
Insurance Policies	3.26
Insurance Policy	3.26
Intellectual Property	3.19
IRS	3.10(a)
KBCA	Recitals
KCHR	3.11(q)
KDFI	3.4
Kentucky Secretary	1.3
KFSC	Recitals
Letter of Transmittal	2.2(a)
Liens	3.2(d)
Loans	3.25(b)
Material Adverse Effect	3.8(c)
Materially Burdensome Regulatory Condition	5.4(c)
Merger	1.1
Merger Consideration	1.5(a)
Merger Subsidiary	Preamble
Merger Subsidiary Articles	1.4(b)
Merger Subsidiary Bylaws	1.4(b)
Merger Subsidiary Common Stock	1.8
Multiemployer Plan	3.11(f)

Multiple Employer Plan	3.11(f)
NASDAQ	2.2(e)
Non-Disclosure Agreement	5.5(b)
Non-Performing Assets	6.2(g)
Notice Period	5.14(h)(i)(C)
Notifying Party	5.12(a)
OREO	3.18(d)
Outside Date	7.1(c)
Parent-Sub Merger	1.9
Permitted Encumbrances	3.18(a)
PPACA	3.11(g)
Premium Cap	5.9(b)
Proxy Statement	3.4
Raymond James	3.7
Regulatory Agencies	3.5
Representatives	5.14(a)
Requisite FMB Vote	3.3(a)
Requisite Regulatory Approvals	5.4(e)
S-4	3.4
Sarbanes-Oxley Act	4.5(b)
SEC	3.4
Securities Act	4.5(b)
Specified FMB Shareholders	Recitals
SRO	3.4
Stephens	4.7
Subsequent FMB Financial Statements	5.20
Subsidiary	3.1(a)
Superior Proposal	5.14(f)
Surviving Corporation	1.1
SYBT	Preamble
SYBT Articles	4.1(a)
SY Bank	Recitals
SYBT KSOP	5.8(f)
SYBT Benefit Plans	4.11(a)
SYBT Bylaws	4.1(a)
SYBT Common Stock	4.2(a)
SYBT Disclosure Schedule	Article IV
SYBT Equity Plan	4.2(a)
SYBT Preferred Stock	4.2(a)
SYBT Regulatory Agreement	4.13
SYBT Reports	4.5(b)
SYBT Subsidiary	4.1(b)
Tail Policy	5.9(b)
Takeover Statutes	3.21
Tax	3.10(b)
Tax Return	3.10(c)

Termination Fee	7.2(b)(i)(2)
Third Party System	3.27
Unsecured Loan	5.2(n)
Withheld Restricted Shares	1.6

AGREEMENT AND PLAN OF MERGER

This is an Agreement and Plan of Merger, dated as of January 27, 2026 (“Agreement”), among Stock Yards Bancorp, Inc., a Kentucky corporation (“SYBT”); River Holdings, Inc., a Kentucky corporation (“Merger Subsidiary”); and Field & Main Bancorp, Inc., a Kentucky corporation (“FMB”).

Recitals

A.         FMB is a corporation organized and existing under the Kentucky Business Corporation Act (“KBCA”) that is duly registered with the Board of Governors of the Federal Reserve System (“FRB”) as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). FMB owns all of the outstanding capital stock of Field & Main Bank, Inc. (“FM Bank”), which is a Kentucky banking corporation duly organized and existing as a bank under the Kentucky Financial Services Code (“KFSC”).

B.         SYBT is a corporation organized and existing under the KBCA that is duly registered with the FRB as a financial holding company under the BHC Act. SYBT owns all of the outstanding capital stock of Stock Yards Bank & Trust Company (“SY Bank”), which is a Kentucky banking corporation duly organized and existing as a bank under the KFSC. SYBT also owns all of the outstanding capital stock of Merger Subsidiary, which is a corporation organized and existing under the KBCA.

C.         Subject to the terms and conditions of this Agreement, the parties intend that at the Closing (as defined below), Merger Subsidiary will merge with and into FMB, and as a result each issued and outstanding share of FMB Common Stock (as defined below) will be converted into the right to receive the Merger Consideration (as defined below).

D.         For U.S. federal income tax purposes, it is intended that the Merger and the Parent-Sub Merger (each, as defined herein), taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

E.         The parties also desire to provide in this Agreement for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

F.          As an inducement for SYBT to enter into this Agreement, certain shareholders of FMB identified in the Recitals section of the FMB Disclosure Schedule (the “Specified FMB Shareholders”) have entered into Support Agreements with SYBT (the “FMB Support Agreements”), each dated as of the date of this Agreement, in the form attached to this Agreement as Exhibit A, pursuant to which each Specified FMB Shareholder has agreed, among other matters, to vote all of the shares of FMB Common Stock beneficially owned by the Specified FMB Shareholder in favor of the Merger upon the terms and subject to the conditions set forth in the FMB Support Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1    The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the KBCA, at the Effective Time, Merger Subsidiary shall merge with and into FMB (the “Merger”), with FMB surviving the Merger as a direct, wholly owned Subsidiary of SYBT (hereinafter sometimes referred to in such capacity and prior to the Parent-Sub Merger as the “Surviving Corporation”).  FMB shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Kentucky until the Parent-Sub Merger. Upon consummation of the Merger, the separate corporate existence of Merger Subsidiary shall terminate.

Section 1.2    The Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 2:00 pm, Louisville, Kentucky time, on a date which is no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VI hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless extended by mutual agreement of the parties hereto (the “Closing Date”).

Section 1.3    Effective Time.  The Merger shall become effective as set forth in the articles of merger with respect to the Merger (the “Articles of Merger”) to be filed with the Secretary of State of the Commonwealth of Kentucky on the Closing Date (the “Kentucky Secretary”).  The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

Section 1.4    Effect of the Merger.

(a)    From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the KBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of FMB and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of FMB and Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

(b)    At the Effective Time, (i) the Articles of Incorporation of FMB shall be amended to be consistent with the Articles of Incorporation of the Merger Subsidiary (the “Merger Subsidiary Articles”), as in effect at the Effective Time, and as so amended shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, and (ii) the Bylaws of FMB shall be amended to be consistent with the Bylaws of the Merger Subsidiary (the “Merger Subsidiary Bylaws”), as in effect immediately prior to the Effective Time, and as so amended shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

(c)    The members of the Board of Directors of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the members of the Board of Directors of the Surviving Corporation at the Effective Time.

(d)    The officers of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation at the Effective Time.

Section 1.5    Conversion of FMB Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of SYBT, FMB, Merger Subsidiary or the holder of any of the following shares of capital stock:

(a)    Subject to Section 2.2(e), each share of common stock, par value of $10.00 per share (the “FMB Common Stock”), of FMB issued and outstanding immediately prior to the Effective Time (except for shares of FMB Common Stock (A) owned by FMB or SYBT (other than shares (x) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (y) held, directly or indirectly, as a result of debts previously contracted) or (B) that are Dissenting Shares) shall be converted into 0.6550 shares (the “Exchange Ratio”) of SYBT Common Stock (such shares of SYBT Common Stock, the “Merger Consideration”).

(b)    All of the shares of FMB Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of FMB Common Stock) previously representing any shares of FMB Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, including a certificate (it being understood that any reference herein to a “certificate” representing shares of SYBT Common Stock shall be deemed to include, unless the context otherwise requires, reference to book-entry account statements relating to the ownership of shares of SYBT Common Stock) representing the number of whole shares of SYBT Common Stock which the applicable shares of FMB Common Stock represented by the Certificate have been converted into the right to receive pursuant to Section 1.5(a), (ii) cash in lieu of fractional shares which the shares of FMB Common Stock represented by the Certificate have been converted into the right to receive pursuant to Section 1.5(a) and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b). Certificates previously representing shares of FMB Common Stock shall be exchanged for the Merger Consideration and the other amounts specified in the immediately preceding sentence upon the surrender of the Certificates in accordance with Section 2.2, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of SYBT Common Stock or FMB Common Stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there has been any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give FMB’s shareholders the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit FMB or SYBT to take any action with respect to the outstanding shares of SYBT Common Stock or FMB Common Stock, as applicable, that is expressly prohibited by the terms of this Agreement.

(c)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of FMB Common Stock that are owned by FMB or SYBT (in each case other than shares (i) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted) shall be cancelled and cease to exist and no Merger Consideration shall be delivered or exchanged therefor.

(d)    Notwithstanding anything in this Agreement to the contrary, shares of FMB Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (“Dissenting Shares”) in accordance with the KBCA will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the KBCA unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses their rights referred to in the preceding sentence, the applicable holder’s shares of FMB Common Stock will thereupon be treated as if the shares had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. FMB will give SYBT prompt notice of any notices of intent to demand payment under the KBCA received by FMB with respect to shares of FMB Common Stock. Prior to the Effective Time, FMB will not, except with the prior written consent of SYBT or as required by applicable law, make any payment with respect to, or settle or offer to settle, any demands referred to in this Section 1.5(d).

Section 1.6    Treatment of Restricted Stock. At the Effective Time, each award of a share of FMB Common Stock subject to vesting, repurchase or other lapse restriction (a “FMB Restricted Stock Award”), whether vested or unvested, that was outstanding as of the date of this Agreement and remains outstanding as of immediately prior to the Effective Time shall fully vest and be cancelled and converted automatically (without any further action on part of the applicable holder) into the right to receive the Merger Consideration in respect of each share of FMB Common Stock underlying the FMB Restricted Stock Award.  SYBT shall issue the consideration described in this Section 1.6 (together with the cash payment of any accrued but unpaid dividends with respect to the SYBT Common Stock) corresponding to FMB Restricted Stock Awards that vest in accordance with this Section 1.6, less applicable Tax withholdings, in a manner consistent with the procedures for all other shares of FMB Common Stock outstanding as of immediately prior to the Effective Time as set forth in Section 2.2 of this Agreement; provided, that with respect to any shares in respect of a FMB Restricted Stock Award that the applicable holder duly elects to be withheld for purposes of paying any applicable Tax withholding (“Withheld Restricted Shares”), the Withheld Restricted Shares shall be deemed not issued and outstanding shares of FMB Common Stock as of immediately prior to the Effective Time (and at all times thereafter). At or prior to the Effective Time, FMB, the Board of Directors of FMB and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.6.

Section 1.7    SYBT Common Stock.  At and after the Effective Time, each share of SYBT Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of SYBT and shall not be affected by the Merger.

Section 1.8    Merger Subsidiary Common Stock. At and after the Effective Time, each share of common stock of Merger Subsidiary, no par value per share (the “Merger Subsidiary Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

Section 1.9    Parent-Sub Merger.  Following the Merger, SYBT will cause the Surviving Corporation to be merged with and into SYBT pursuant to a short-form, parent-subsidiary merger in accordance with Section 271B.11-040 of the KBCA (the “Parent-Sub Merger”), with SYBT surviving the Parent-Sub Merger and continuing to exist under the name “Stock Yards Bancorp, Inc.” SYBT anticipates that the Parent-Sub Merger will occur immediately after the occurrence of the Merger. Following the Parent-Sub Merger, the separate corporate existence of the Surviving Corporation shall cease.

Section 1.10    Bank Merger. Immediately following the Parent-Sub Merger, or at such later time as SYBT may determine, FM Bank will merge with and into SY Bank (the “Bank Merger”).  SY Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of FM Bank shall cease.  The Bank Merger shall be implemented pursuant to an Agreement and Plan of Bank Merger, in a form attached to this Agreement as Exhibit B (the “Bank Merger Agreement”). FMB shall cause FM Bank, and SYBT shall cause SY Bank, to execute all articles of merger and all other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Parent-Sub Merger or at a later time as SYBT may determine.

ARTICLE II
EXCHANGE OF SHARES

Section 2.1    Availability of Merger Consideration.  At or prior to the Effective Time, SYBT shall deposit, or shall cause to be deposited, with a third party exchange agent (who is reasonably acceptable to SYBT and FMB) (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) certificates or, at SYBT’s option, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of SYBT Common Stock to be issued to holders of FMB Common Stock, and (ii) cash in lieu of fractional shares (the cash in lieu of fractional shares and certificates for shares of SYBT Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5(a) and paid pursuant to Section 2.2(a) in exchange for outstanding shares of FMB Common Stock.

Section 2.2    Exchange of Shares.

(a)    As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, SYBT shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of FMB Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal in a form reasonably acceptable to SYBT and FMB (the “Letter of Transmittal”). The Letter of Transmittal will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and will contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (and any cash in lieu of fractional shares) which the shares of FMB Common Stock represented by the Certificate or Certificates have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  Except with respect to Dissenting Shares, upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with the properly completed Letter of Transmittal, duly executed, the holder of the Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of SYBT Common Stock to which the holder of FMB Common Stock has become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which the holder has the right to receive in respect of the shares of FMB Common Stock represented by the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Certificate or Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)    No dividends or other distributions declared with respect to SYBT Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender the Certificate in accordance with this Article II.  After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any dividends or other distributions, without any interest thereon, which had become payable with respect to the whole shares of SYBT Common Stock which the shares of FMB Common Stock represented by the applicable Certificate have been converted into the right to receive.

(c)    If any certificate representing shares of SYBT Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance of the certificate representing shares of SYBT Common Stock that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting the exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of SYBT Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that the Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of FMB of the shares of FMB Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing shares of FMB Common Stock that were issued and outstanding immediately prior to the Effective Time are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares as provided in this Article II and any dividends or distributions to be paid pursuant to Section 2.2(b).

(e)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of SYBT Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to SYBT Common Stock shall be payable on or with respect to any fractional share, and fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of SYBT.  In lieu of the issuance of any fractional share, SYBT shall pay to each former shareholder of FMB who otherwise would be entitled to receive the fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of SYBT Common Stock on The NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the five (5) full trading days ending on the trading day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of SYBT Common Stock which the holder would otherwise be entitled to receive pursuant to Section 1.5(a). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for-consideration, but merely represents a mechanical rounding off for the purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of FMB as of the date that is twelve (12) months after the date on which the Effective Time occurs (the “Final Claim Date”) shall be paid to SYBT.  Any former shareholder of FMB that has not prior to the Final Claim Date complied with this Article II shall thereafter look only to SYBT for payment of the Merger Consideration, cash in lieu of fractional shares and any unpaid dividends and distributions on SYBT Common Stock deliverable in respect of each former share of FMB Common Stock the former shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of SYBT, FMB, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of FMB Common Stock for any amount delivered in good faith to a public official at the proper time pursuant to applicable abandoned property, escheat or similar laws.

(g)    Each of SYBT and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement all amounts required to be deducted and withheld with respect to the making of the consideration payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by SYBT or the Exchange Agent, as the case may be, the withheld amounts (i) will be paid over by SYBT or the Exchange Agent to the appropriate Governmental Entity and (ii) will be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.

(h)    In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to be lost, stolen or destroyed and, if required by SYBT, the posting by such person claiming of a bond in an amount as SYBT may determine is reasonably necessary as indemnity against any claim that may be made against SYBT with respect to the Certificate, the Exchange Agent will issue in exchange for the lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FMB

Except as disclosed in the disclosure schedule delivered by FMB to SYBT concurrently herewith (the “FMB Disclosure Schedule”) (provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the FMB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FMB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), FMB hereby represents and warrants to SYBT as follows:

Section 3.1    Corporate Organization.

(a)    FMB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is a financial holding company duly registered with the FRB under the BHC Act.  FMB has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  FMB is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes licensing, qualification or standing necessary, except where the failure to be so licensed, qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB.  As used in this Agreement, the word “Subsidiary” shall have the meaning ascribed to it in Section 2(d) of the BHC Act.  True and complete copies of the Articles of Incorporation, as amended, of FMB (the “FMB Articles”), and the Bylaws of FMB, as amended (the “FMB Bylaws”), as in effect as of the date of this Agreement, have previously been made available by FMB to SYBT.

(b)    Except, in the case of clauses (ii) and (iii) only, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB, each Subsidiary of FMB (a “FMB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed, qualified or in good standing, and (iii) has all requisite corporate or other applicable entity power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any FMB Subsidiary to pay dividends or distributions except, in the case of a FMB Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similar regulated entities. The deposit accounts of each FMB Subsidiary that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of the insurance are pending or threatened. Section 3.1(b) of the FMB Disclosure Schedule sets forth a true and complete list of all FMB Subsidiaries as of the date hereof.

Section 3.2    Capitalization.

(a)    The authorized capital stock of FMB consists of 7,000,000 shares of FMB capital stock, of which (i) 5,000,000 shares are designated as shares of FMB Common Stock, $10.00 par value per share, and (ii) 2,000,000 shares are designated as shares of Preferred Stock, $1.00 par value per share (the “FMB Preferred Stock”).  As of the date of this Agreement, there were (i) 2,316,647 shares of FMB Common Stock issued and outstanding, and (ii) no shares of FMB Preferred Stock issued and outstanding.  As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no other shares of capital stock or other voting securities of FMB issued, reserved for issuance or outstanding. At the Effective Time, there will be no more than 2,372,067 shares of FMB capital stock issued and outstanding, all of which will be FMB Common Stock.

(b)    All of the issued and outstanding shares of FMB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of FMB may vote.  No trust preferred or subordinated debt securities of FMB or any FMB Subsidiary are issued or outstanding.  Except for any ungranted and unissued FMB Restricted Stock Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating FMB to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities, and there are no other equity based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of FMB or any FMB Subsidiaries) outstanding.  Except for the FMB Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of FMB Common Stock or other equity interests of FMB.  No FMB Subsidiary owns any shares of capital stock of FMB.

(c)    The authorized capital stock of FM Bank consists of 10,000 shares of common stock, par value $250.00 per share (the “FM Bank Common Stock”). As of the date of this Agreement, there were 10,000 shares of FM Bank Common Stock issued and outstanding, and 100% of the issued and outstanding shares of FM Bank Common Stock are directly owned by FMB.  As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no other shares of capital stock or other voting securities of FM Bank issued, reserved for issuance or outstanding. All of the issued and outstanding shares of FM Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(d)    Without limitation of the provisions of Section 3.2(c) above with respect to FM Bank, FMB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the FMB Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of the owned shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No FMB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Subsidiary.

Section 3.3    Authority; No Violation.

(a)    FMB has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of FMB.  The Board of Directors of FMB has determined, subject to Section 5.14(h) of this Agreement, that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of FMB and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to FMB’s shareholders for approval (with the FMB Board of Directors’ recommendation in favor of approval) at a meeting of the shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of FMB Common Stock (the “Requisite FMB Vote”), and the adoption and approval of the Bank Merger Agreement by FMB as its sole shareholder, no other corporate proceedings on the part of FMB are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by FMB and (assuming due authorization, execution and delivery by SYBT) constitutes a valid and binding obligation of FMB, enforceable against FMB in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)    Neither the execution and delivery of this Agreement by FMB nor the consummation by FMB of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by FMB with any of the terms or provisions hereof, will (i) violate any provision of the FMB Articles or FMB Bylaws or comparable governing documents of any FMB Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FMB or any FMB Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or payments, rebates, or reimbursements required under, or result in the creation of any Lien upon any of the respective properties or assets of FMB or any FMB Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FMB or any FMB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, payments, rebates, reimbursements or Liens which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB.

Section 3.4    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the FRB under the BHC Act and approval of the applications, filings and notices; (b) the filing of any required applications, filings and notices, as applicable, with the Federal Deposit Insurance Corporation (the “FDIC”), and approval of the applications, filings, and notices; (c) the filing of any required applications, filings, and notices, as applicable, with any governmental agency that has authority over the mortgage production and sale business of FMB (inclusive of Fannie Mae and Freddie Mac), and approval of the applications, filings, and notices; (d) the filing of applications, filings and notices, as applicable, with the Kentucky Department of Financial Institutions (“KDFI”) in connection with the Merger and the Bank Merger and approval of the applications, filings and notices; (e) the filing of the Articles of Merger with the Kentucky Secretary pursuant to the KBCA, and the filing of the Bank Merger Certificates; (f) the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 to be filed with the SEC by SYBT in connection with the transactions contemplated by this Agreement (the “S-4”) (in which the proxy statement in definitive form relating to the meeting of FMB’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”) will be included as a prospectus), and declaration by the SEC of the effectiveness of the S-4; (g) any other filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SYBT Common Stock pursuant to this Agreement; (h) the filing of applications, filings and notices, as applicable, with any self-regulatory organization (“SRO”); and (i) any approvals and notices required with respect to the SYBT Common Stock to be issued as Merger Consideration under the rules of NASDAQ; no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority, instrumentality, or Regulatory Agency (each a “Governmental Entity”) are necessary in connection with (1) the execution and delivery by FMB of this Agreement or (2) the consummation by FMB of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, FMB is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

Section 3.5    Reports. FMB and each FMB Subsidiary has timely filed or furnished all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish since January 1, 2021 with (i) any state regulatory authority (including without limitation the KDFI), (ii) the FRB, (iii) the FDIC, (iv) the SEC, (v) the United States Commodity Futures Trading Commission (“CFTC”), and (vi) any SRO ((i) — (vi), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish, as applicable, such report, registration or statement or to pay such fees and assessments would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB.  Subject to Section 8.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course, consistent with past practices of FMB and the FMB Subsidiaries (and except as otherwise disclosed in the FMB Disclosure Schedule), (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FMB, investigation into the business or operations of FMB or any of its Subsidiaries since January 1, 2021, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FMB or any FMB Subsidiary and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of FMB or any FMB Subsidiary since January 1, 2021, in each case of clauses (i) through (iii), which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB.

Section 3.6    Financial Statements.

(a)    FMB has previously made available to SYBT true and complete copies of (i) the consolidated audited statements of financial condition (including related notes and schedules, if any) of FMB as of December 31, 2024 and the related audited statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) for the years ended December 31, 2024 and 2023 (the “FMB Audited Financial Statements”), and (ii) the monthly consolidated unaudited balance sheets and related statements of income (including related notes and schedules, if any) of FMB for the quarterly periods beginning on January 1, 2025 and ending on the last day of the month immediately preceding the month in which the Effective Time occurs (the “FMB Interim Financial Statements”) (the FMB Audited Financial Statements and FMB Interim Financial Statements, collectively, the “FMB Financial Statements”). The FMB Financial Statements (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, in all material respects, the books and records of FMB and the FMB Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of FMB and the FMB Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied as of their respective dates in all material respects with applicable regulatory accounting requirements, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in the statements or in the notes thereto.  The books and records of FMB and the FMB Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Forvis Mazars LLP has not resigned (or informed FMB that it intends to resign) or been dismissed as independent public accountants of FMB as a result of or in connection with any disagreements with FMB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB, neither FMB nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of FMB, except for those liabilities that are reflected or reserved against in the FMB Financial Statements and for liabilities incurred in the ordinary course, consistent with past practices, since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of FMB and the FMB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FMB or the FMB Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB. FMB (i) has implemented and maintains disclosure controls and procedures to ensure that material information related to FMB, including FMB Subsidiaries, is made known to the chief executive officer and chief financial officer of FMB by others within those entities as appropriate to allow timely decisions regarding controls, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to FMB’s outside auditors and the audit committee of FMB’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect FMB’s ability to record, process, summarize, and report financial information, and (B) to the knowledge of FMB, any fraud, whether or not material, that involves management or other employees who have a significant role in FMB’s internal control over financial reporting. Any such disclosures were made in writing by FMB management to FMB’s auditors and audit committee and true, correct and complete copies of such disclosures have previously been made available to SYBT.

(d)    Since January 1, 2021, (i) neither FMB nor any of the FMB Subsidiaries, nor, to the knowledge of FMB, any director, officer, auditor, accountant or representative of FMB or any of the FMB Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FMB or any FMB Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FMB or any of the FMB Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing FMB or any FMB Subsidiary, whether or not employed by FMB or any of the FMB Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FMB or any FMB Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of FMB or any FMB Subsidiary or any committee thereof, or to the knowledge of FMB, to any director or officer of FMB or any FMB Subsidiary.

Section 3.7    Broker’s Fees.  With the exception of the engagement of Raymond James & Associates, Inc. (“Raymond James”), neither FMB nor any FMB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  FMB has previously made available to SYBT prior to the date hereof the aggregate fees provided for in connection with the engagement by FMB of Raymond James related to the Merger and the other transactions contemplated hereby.

Section 3.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FMB.

(b)    Except in connection with matters contemplated, required or permitted by this Agreement, since December 31, 2024, FMB and the FMB Subsidiaries have carried on their respective businesses in the ordinary course, consistent with past practices.

(c)    As used in this Agreement, the term “Material Adverse Effect” means, with respect to SYBT, FMB or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of the party and/or any of its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which the party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional (1) political conditions (including the outbreak or escalation of hostilities, war (whether or not declared), acts of terrorism or cyberterrorism, civil disobedience, sabotage, cyberattack or any local, national or international political, labor or social conditions or government shutdowns) or (2) economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions, where in the case of both (1) and (2) the applicable conditions affect the financial services industry generally and do not specifically relate to the party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the execution of this Agreement, or (except in the case of representations contained in Sections 3.3(b), 3.4, 3.11(j), 4.3(b) and 4.4) consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of SYBT’s common stock, in and of itself, or the failure, in and of itself, to meet earnings projections or internal financial forecasts, projections, estimates or predictions (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (G) the occurrence of any natural or man-made disaster; except, with respect to subclauses (A), (B), (C), (D) and (G), to the extent that the effects of the change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the party and its Subsidiaries operate); or (ii) the ability of either party to timely consummate the transactions contemplated hereby.

Section 3.9    Legal Proceedings.

(a)    Except as set forth in Section 3.9 of the FMB Disclosure Schedule, neither FMB nor any of the FMB Subsidiaries is a party to any, and there are no pending or, to FMB’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FMB or any of the FMB Subsidiaries that is reasonably expected to be material to FMB or any of the FMB Subsidiaries, or that is against any of their respective current or former directors or executive officers, or of a material nature challenging the validity or propriety of the transactions contemplated by this Agreement, and to FMB’s knowledge there is no basis for any such legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations.

(b)    There is no injunction, order, judgment, decree, or regulatory restriction imposed upon FMB, any of the FMB Subsidiaries or the assets of FMB or any of the FMB Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) which would reasonably be expected to be material to FMB or the FMB Subsidiaries taken as a whole.

Section 3.10    Taxes and Tax Returns.

(a)    Each of FMB and the FMB Subsidiaries has duly and timely filed (taking into account all applicable extensions) all federal and state Tax Returns, and all other material Tax Returns, in all jurisdictions in which Tax Returns are required to be filed by it, and all the Tax Returns are true, correct and complete in all material respects.  Neither FMB nor any of the FMB Subsidiaries is the beneficiary of any extension of time within which to file any federal or state Tax Return or other material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course, consistent with past practices).  All federal and state Taxes and all other material Taxes of FMB and the FMB Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid, and each of FMB and the FMB Subsidiaries has withheld and paid all federal and state Taxes and all other material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The September 30, 2025 balance sheet for FMB and the FMB Subsidiaries reflects all liability for unpaid federal and state Taxes and other material unpaid Taxes of FMB and the FMB Subsidiaries for periods (or portions of periods) through the date of such balance sheet. Except as may be disclosed in Section 3.10 of the FMB Disclosure Schedule, neither FMB nor any of the FMB Subsidiaries has granted any extension or waiver of the limitation period applicable to any federal or state Tax or other material Tax that remains in effect.  The federal income Tax Returns of FMB and the FMB Subsidiaries for all years to and including 2020 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither FMB nor any of the FMB Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no pending or, to the knowledge of FMB, threatened, disputes, claims, audits, examinations or other proceedings regarding any federal or state Tax or other material Tax of FMB and the FMB Subsidiaries or the assets of FMB and the FMB Subsidiaries.  FMB has made available to SYBT true, correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  There are no Liens for Taxes (except for Taxes not yet due and payable) on any of the assets of FMB or any FMB Subsidiary. In the last six (6) years, neither FMB nor any FMB Subsidiary has been informed in writing by any jurisdiction that the jurisdiction believes that FMB or any FMB Subsidiary was required by law to file any Tax Return not filed. Neither FMB nor any of the FMB Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than an agreement or arrangement exclusively between or among FMB and the FMB Subsidiaries).  Neither FMB nor any of the FMB Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was FMB) or (ii) has any liability for the Taxes of any person (other than FMB or any of the FMB Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither FMB nor any of the FMB Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither FMB nor any of the FMB Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  At no time during the past five (5) years has FMB been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)    As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, bank, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

Section 3.11    Employees and Employee Benefit Plans.

(a)    Section 3.11(a) of the FMB Disclosure Schedule sets forth (i) a true, correct and complete list of all material FMB Benefit Plans, and (ii) a true, correct, complete, and detailed statement of the amount payable under each FMB Benefit Plan (including without limitation under each FMB Benefit Plan with respect to FMB Restricted Stock Awards or any other restricted stock or restricted stock units, changes in control (and related agreements, plans, or arrangements), deferred compensation, and retention and other bonuses, but excluding amounts payable under any FMB Qualified Plans or health and welfare plans).  For purposes of this Agreement, “FMB Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other plan, fund or program, whether or not subject to ERISA that provides perquisites, bonuses, working condition fringe benefits or other types of compensation other than regular base salary for time worked, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance (including split dollar life insurance), retirement, savings, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by, or required to be contributed to, FMB or any of the FMB Subsidiaries or to which FMB or any of the FMB Subsidiaries is a party or has any current or future obligations, for the benefit of any current or former employee, officer, or independent contractor or director of FMB or any of the FMB Subsidiaries or any FMB ERISA Affiliate.

(b)    FMB has heretofore made available to SYBT true and complete copies of (i) each FMB Benefit Plan written document, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description required under ERISA with respect to any FMB Benefit Plan and all related amendments, modifications or material supplements to any FMB Benefit Plan, (B) the most recent annual report (Form 5500) filed with the IRS, (C) the most recently received IRS determination or advisory letter relating to any FMB Benefit Plan that is a “pension plan” as defined in ERISA, (D) the most recently prepared actuarial report (defined benefit plans) or allocation and compliance report (for defined contribution retirement plans) for any FMB Benefit Plan, and (E) all material non-routine correspondence received from or sent to any Governmental Entity in the last two (2) years with respect to a FMB Benefit Plan.

(c)    Each FMB Benefit Plan has been established, operated, maintained, and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for any non-compliances which would not reasonably be expected to result in any material liability. Neither FMB nor any of the FMB Subsidiaries has, within the prior three years, taken any material self-corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any FMB Benefit Plan.

(d)    The IRS has issued a favorable determination or advisory letter with respect to each FMB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “FMB Qualified Plans”) and the related trust, which letter has not been revoked (nor to the knowledge of FMB has revocation been threatened), and there are no existing circumstances and no amendments to such plans nor variations between such plans’ terms and operation that have occurred that would reasonably be expected to adversely affect the qualified status of any FMB Qualified Plan or the related trust or increase the costs relating thereto. Neither FMB nor any of the FMB Subsidiaries has engaged in any transaction in connection with a FMB Qualified Plan which would subject any of them either to a material civil penalty assessed pursuant to Section 502 of ERISA or a material Tax imposed by Section 4975 of the Code.

(e)    No FMB Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.  During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by FMB or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of FMB, no condition exists that presents a material risk to FMB or its ERISA Affiliates of incurring any such liability.  For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.  For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f)    None of FMB, any of the FMB Subsidiaries, or any of their respective ERISA Affiliates maintains, sponsors or contributes to, or has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to (i) any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (ii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or (iii) a plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.

(g)    Neither FMB nor any of the FMB Subsidiaries sponsors any employee benefit plan or has any obligation with respect to an arrangement that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code (“COBRA”). FMB and each FMB Subsidiary has complied and is in compliance with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”) and has not incurred (whether or not assessed), nor are reasonably expected to incur or to be subject to, any tax or other penalty under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Section 4980B, 4980D or 4980H of the Code.

(h)    All contributions required to be made to any FMB Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any FMB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of FMB except for any contributions or premiums which would not, either individually or in the aggregate, reasonably be expected to be material to FMB and the FMB Subsidiaries taken as a whole.

(i)    There are no pending or threatened claims (other than claims for benefits in the ordinary course, consistent with past practices), lawsuits, arbitrations, or similar proceedings, that have been asserted or instituted, and, to the knowledge of FMB, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against FMB Benefit Plans, any fiduciaries thereof with respect to their duties to FMB Benefit Plans or the assets of any of the trusts under any of the FMB Benefit Plans, except for any such claims, lawsuits, arbitrations or similar proceedings which would not, either individually or in the aggregate, reasonably be expected to result in any liability that would be material to FMB and the FMB Subsidiaries taken as a whole. Neither FMB nor any FMB Subsidiary nor any FMB ERISA Affiliate nor, to the knowledge of FMB, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any FMB Benefit Plans or their related trusts, FMB, any FMB Subsidiary, any FMB ERISA Affiliate or any person that FMB or any FMB Subsidiary has an obligation to indemnify, to any material Tax or material penalty under Section 4975 of the Code or Section 502 of ERISA.

(j)    Except as set forth on Section 3.11(j) of the FMB Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other consummation of the transactions event) (i) result in an obligation on FMB or any of the FMB Subsidiaries to transfer or set aside any assets to fund any material benefits under any FMB Benefit Plan, (ii) result in any increase in the amount or value of, any payment, right or other benefit to any employee or director of FMB or any of the FMB Subsidiaries, (iii) result in any limitation on the right of FMB or any of the FMB Subsidiaries to amend, merge, terminate or receive a reversion of assets from any FMB Benefit Plan or related trust, (iv) obligate FMB or any of the FMB Subsidiaries to pay separation, severance, termination, retention or similar payments or benefits or (v) result in any payment or benefit that may, individually or in combination with any other such payment, be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(k)    Neither FMB nor any of the FMB Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l)    Each FMB Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 so as not to trigger income taxation until the date of payment, and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(m)    There are no pending or, to the knowledge of FMB, threatened labor grievances or unfair labor practice claims or charges against FMB or any of the FMB Subsidiaries, or any strikes or other labor disputes against FMB or any of the FMB Subsidiaries.  Neither FMB nor any of the FMB Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor union, works council or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of FMB or any of the FMB Subsidiaries and, to the knowledge of FMB, there are no organizing efforts by any union or other group seeking to represent any employees of FMB and its Subsidiaries.

(n)    FMB and each FMB Subsidiary has classified all individuals who perform services for them correctly under each FMB Benefit Plan, ERISA, the Code and all other applicable Laws as common law employees, independent contractors or leased employees, and no individual who performs or who has performed services for FMB or any of the FMB Subsidiaries in any capacity has been improperly excluded from participating in any FMB Benefit Plan.

(o)    To the extent that FMB or a FMB Subsidiary owns individual life insurance policies of lives of current or former employees, all such policies were purchased only after the disclosure and consents required under Code Section 101(j) were obtained and all such consents have previously been made available to SYBT.

(p)    FMB and every FMB Subsidiary has substantiated the use of and properly withheld and reported Taxes related to fringe benefits and perquisites including, but not limited to, company-owned automobiles, company credit cards, and payment of club dues for employees of FMB and every FMB Subsidiary (“Executive Fringe Benefits”) and has made available to SYBT documentation, policies, and procedures for such Executive Fringe Benefits.

(q)    Except for any non-compliances, violations or complaints which would not, either individually or in the aggregate, reasonable be expected to have a Material Adverse Effect on FMB, FMB and each of the FMB Subsidiaries (i) are and have been since January 1, 2021, in compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (ii) are not engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA). There is no unfair labor practice or employment-related complaint against FMB or any of the FMB Subsidiaries pending or, to the knowledge of FMB, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC), the Kentucky Commission on Human Rights (“KCHR”), the Kentucky Labor Cabinet (or Kentucky OSH) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions. No written allegations of sexual harassment, sexual misconduct or discrimination have been made since January 1, 2021 against any officer or member of the Board of Directors of FMB or any FMB Subsidiary. Since January 1, 2021, neither FMB nor any FMB Subsidiary has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct or discrimination by any officer or member of the Board of Directors of FMB or any FMB Subsidiary.

Section 3.12    Compliance with Applicable Law.  FMB and each of the FMB Subsidiaries holds, and has held at all times since January 1, 2021, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding the applicable license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB, and, to the knowledge of FMB, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Except for any non-compliances, defaults or violations which would not, either individually or in the aggregate, reasonable be expected to have a Material Adverse Effect on FMB, FMB and each of its Subsidiaries have, since January 1, 2021, complied with, and are not in default or violation under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to FMB or any of the FMB Subsidiaries, including without limitation all laws related to data protection or privacy (including laws related to the privacy and security of data or information that constitutes personal data or personal information under applicable law), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Non-deposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of the Treasury, and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, Executive Order 14331 and the Small Business Administration’s August 26, 2025 “Debanking Letter” issued in connection with Executive Order 14331, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and any applicable regulation, policy and/or guideline of any Governmental Entity promulgated under or relating to, the CARES Act.  For purposes of this Agreement, "CARES Act" means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, as amended, any extension thereof, and any other economic stimulus or other laws, rules, and regulations related to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof. FM Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB, none of FMB, or the FMB Subsidiaries, or to the knowledge of FMB, any director, officer, employee, agent or other person acting on behalf of FMB or any of the FMB Subsidiaries has, directly or indirectly, (a) used any funds of FMB or any of the FMB Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of FMB or any of the FMB Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of FMB or any of the FMB Subsidiaries, (e) made any fraudulent entry on the books or records of FMB or any of the FMB Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for FMB or any of the FMB Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for FMB or any of the FMB Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. As of the date hereof, FMB and FM Bank maintain regulatory capital ratios that meet or exceed the levels established for “well capitalized” institutions (under the relevant regulatory capital regulation of the institution’s primary bank regulator) and, as of the date hereof, neither FMB nor FM Bank has received any notice from a Governmental Entity that its status as “well-capitalized” or FM Bank’s Community Reinvestment Act rating will change.

Section 3.13    Certain Contracts; Change in Business Relationships.

(a)    Except as set forth in Section 3.13(a) of the FMB Disclosure Schedule, as of the date hereof, neither FMB nor any FMB Subsidiary is a party to or bound by any contract, arrangement, commitment, understanding or agreement (whether written or oral) (a “Contract”), (i) which contains a provision that limits (or purports to limit) in any material respect the ability of FMB or its affiliates (or, following the Closing, the Surviving Corporation or its affiliates) to engage or compete in any business (including geographic restrictions and preferential arrangements), (ii) with or to a labor union or guild (including any collective bargaining agreement), (iii) other than extensions of credit, other banking products offered by FMB and the FMB Subsidiaries or derivatives, which creates future payment obligations to or from FMB or the FMB Subsidiaries in excess of $100,000 and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of FMB or the FMB Subsidiaries, taken as a whole, (v) for any joint venture, partnership or similar agreement material to FMB or the FMB Subsidiaries, (vi) that requires FMB or the FMB Subsidiaries to sell or purchase goods or services on an exclusive basis or make referrals of business to any person on an exclusive basis, (vii) that relates to the acquisition or disposition of any business, capital stock or assets of any Person (whether by merger, sale of stock, sale of assets or otherwise) that has any remaining obligations (other than customary obligations relating to the indemnification of directors and officers), (viii) that relates to any real property leased, subleased, licensed or occupied by FMB or the FMB Subsidiaries as lessee, sublessee, licensee or occupant and provides for annual payments by FMB or its Subsidiaries in excess of $100,000, or (ix) which contains any “clawback” or similar provision or undertaking requiring the reimbursement, repayment, or refund of any fees, credits, rebates, or similar amounts.  Each Contract of the type described in Section 3.13(a)(i)-(ix) (excluding any FMB Benefit Plan), whether or not set forth in the FMB Disclosure Schedule, is referred to herein as a “FMB Contract,” and neither FMB nor any of the FMB Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB.

(b)    In each case, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB, with respect to each FMB Contract: (i) the FMB Contract is valid and binding on FMB or one of the FMB Subsidiaries, as applicable, and in full force and effect, (ii) FMB and each of the FMB Subsidiaries has performed all obligations required to be performed by it to date under the FMB Contract, (iii) to FMB’s knowledge, each third-party counterparty to the FMB Contract has performed all obligations required to be performed by it to date under the FMB Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of FMB or any of the FMB Subsidiaries under the FMB Contract. True, correct, and complete copies of each FMB Contract, including all amendments or modifications thereto to date, have been made available to SYBT.

(c)    None of FMB or any FMB Subsidiary has received notice (whether written or, to the knowledge of FMB, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (i) that any customer, agent, representative, supplier, vendor or business referral source of FMB or any FMB Subsidiary intends to discontinue, diminish or change its relationship with FMB or any FMB Subsidiary, the effect of which would be material to the business, assets, operations, or financial condition of FMB or any FMB Subsidiary, or (ii) that any executive officer of FMB or any FMB Subsidiary intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, representative, supplier, vendor, business referral source or other parties that have not been resolved which would be reasonably likely to be material to the business, assets, operations, or financial condition of FMB or any FMB Subsidiary.

Section 3.14    Agreements with Regulatory Agencies.  Subject to Section 8.15, except as otherwise disclosed in the FMB Disclosure Schedule, neither FMB nor any of the FMB Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the FMB Disclosure Schedule, a “FMB Regulatory Agreement”), nor has FMB or any of its Subsidiaries been advised in writing or, to the knowledge of FMB, otherwise since January 1, 2021, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any FMB Regulatory Agreement.

Section 3.15    Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of FMB, any of the FMB Subsidiaries or for the account of a customer of FMB or one of the FMB Subsidiaries, were entered into in the ordinary course, consistent with past practices, and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of FMB or one of the FMB Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB, FMB and each of the FMB Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to FMB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.16    Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB or as set forth in Section 3.16 of the FMB Disclosure Schedule, FMB and the FMB Subsidiaries are in compliance, and have at all times been in compliance, with all federal, state and local laws, regulations, orders, decrees, permits, authorizations, common law, and agency requirements relating to:  (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of FMB any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on FMB or any of the FMB Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against FMB or any of the FMB Subsidiaries, which liability or obligation would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB. There is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB. Neither FMB nor any FMB Subsidiary is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement or understanding by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FMB.

Section 3.17    Investment Securities and Commodities.

(a)    Each of FMB and the FMB Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the FMB Financial Statements or to the extent the securities or commodities are pledged in the ordinary course, consistent with past practices, to secure obligations of FMB or the FMB Subsidiaries.  Such securities and commodities are valued on the books of FMB in accordance with GAAP in all material respects.

(b)    FMB and the FMB Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that FMB believes are prudent and reasonable in the context of such businesses, and, to the knowledge of FMB, FMB and the FMB Subsidiaries have been in compliance with such policies, practices and procedures in all material respects since January 1, 2021.  Prior to the date of this Agreement, FMB has made available to SYBT the material terms of the applicable policies, practices and procedures.

Section 3.18    Real Property.  Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB or as set forth in Section 3.18 of the FMB Disclosure Schedule:

(a)    FMB or a FMB Subsidiary, as applicable, has good and marketable title to all the real property reflected in the latest balance sheet included in the FMB Financial Statements as being owned by FMB or a FMB Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course, consistent with past practices) (the “FMB Owned Properties”), free and clear of all Liens, except for (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at the properties, (iv) imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at the properties and (v) encumbrances set forth in Section 3.18(a)(v) of the FMB Disclosure Schedule (clauses (i) through (v), collectively, “Permitted Encumbrances”). Except as set forth in Section 3.18(a) of the FMB Disclosure Schedule, none of the FMB Owned Properties is subject to any lease, option to purchase, right of first refusal, purchase agreement or grant to any person of any right relating to the purchase, use, occupancy, or enjoyment of the applicable FMB Owned Property or any portion thereof. No portion of any FMB Owned Property is (i) operated as a nonconforming use under applicable zoning codes or (ii) located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Entity.

(b)    FMB or a FMB Subsidiary, as applicable, is the lessee of all leasehold estates reflected in the FMB Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “FMB Leased Properties”) (the FMB Leased Properties, collectively with FMB Owned Properties, the “FMB Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each lease is valid without material default thereunder by the lessee or, to FMB’s knowledge, the lessor. True, correct, and complete copies of all leases with respect to any leased FMB Real Property have previously been made available to SYBT, and none of the leased FMB Real Property is subject to any sublease or grant to any person of any right to the use, occupancy or enjoyment of the applicable FMB Real Property or any portion thereof. A true, correct, and complete list of all of the FMB Real Property is set forth in Section 3.18(b) of the FMB Disclosure Schedule.

(c)    The FMB Real Property complies in all material respects with all applicable private agreements and governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of FMB, threatened with respect to the FMB Real Property. All licenses and permits necessary for the occupancy and use of the FMB Real Property, as used in the ordinary course, consistent with past practices of FMB and the FMB Subsidiaries, have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the FMB Real Property are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof.

(d)    All FMB Owned Property that is other real estate owned (“OREO”) is set forth on Section 3.18(d) of the FMB Disclosure Schedule. The OREO does not include any OREO that FMB or the appropriate FMB Subsidiary, as applicable, would not be permitted to own under applicable laws and regulations pertaining to OREO.

Section 3.19    Intellectual Property. FMB and each of the FMB Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB, the use of any Intellectual Property by FMB and the FMB Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which FMB or any FMB Subsidiary acquired the right to use any Intellectual Property, and no person has asserted in writing to FMB that FMB or any of the FMB Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person. No person is challenging or, to the knowledge of FMB, infringing on or otherwise violating, any right of FMB or any of the FMB Subsidiaries with respect to any Intellectual Property owned by FMB or the FMB Subsidiaries, and neither FMB nor any FMB Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by FMB or any FMB Subsidiary. FMB and the FMB Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by FMB and the FMB Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

Section 3.20    Related Party Transactions. Except as set forth in Section 3.20 of the FMB Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between FMB or any of the FMB Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of FMB or any of the FMB Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding FMB Common Stock (or any of such person’s immediate family members or affiliates) (other than FMB Subsidiaries) on the other hand, except those of a type available to employees of FMB or the FMB Subsidiaries generally.

Section 3.21    State Takeover Laws.  Assuming the accuracy of SYBT’s representation and warranty in Section 4.15 of this Agreement, neither FMB nor the transactions contemplated by this Agreement are subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other anti-takeover laws and regulations of the Commonwealth of Kentucky including Sections 271B.12-200 through 271B.12-220 of the KBCA (“Takeover Statutes”) or any corresponding or related provision of the FMB Articles or other governing documents.

Section 3.22    Reorganization.  FMB has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger and the Parent-Sub Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.23    Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of FMB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Raymond James to the effect that, as of the date of the opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration to be received by holders of FMB Common Stock in the Merger is fair, from a financial point of view, to the holders.  The opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.24    FMB Information.  The information relating to FMB and the FMB Subsidiaries which is provided in writing by FMB or its representatives specifically for inclusion in the S-4 or any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for the portions thereof that relate only to SYBT or any of the SYBT Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.25    Loan Portfolio.

(a)    The allowance for loan and lease losses as reflected in the FMB Financial Statements was, as of the date of each of the FMB Financial Statements, in the reasonable opinion of FMB’s management, (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of the dates of the FMB Financial Statements, (ii) consistent with reasonable and sound banking practices, and (iii) in conformance with recommendations and comments in reports of examination and in compliance in all material respects with the standards established by the applicable Regulatory Authorities, the Financial Accounting Standards Board and GAAP.

(b)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of FMB and the FMB Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of FMB and the FMB Subsidiaries as a secured Loan, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Section 3.25(b) of the FMB Disclosure Schedule lists each Loan that has as of the date hereof an outstanding balance of $250,000 or more and that (A) is over 90 days or more delinquent in payment of principal or interest, (B) is classified by FMB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (C) has been classified as “loan modification for borrowers experiencing financial difficulty” (f/k/a troubled debt restructuring), or (D) is an Unsecured Loan.

(c)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB, each outstanding Loan of FMB and the FMB Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of FMB and the FMB Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), and with all applicable federal, state and local laws, regulations and rules.

(d)    None of the agreements pursuant to which FMB or any of the FMB Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment post-sale defaults and other than mortgage Loans sold to government sponsored entities).

(e)    There are no outstanding Loans made by FMB or any of the FMB Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of FMB or the FMB Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom, all of which are listed in Section 3.20 of the FMB Disclosure Schedule.

(f)    Subject to Section 8.15, neither FMB nor any of the FMB Subsidiaries is (i) now nor has it ever been since January 1, 2021, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans or (ii) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any person.

(g)    Without limitation of the foregoing, FMB and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable provision of, or any applicable regulation, policy and/or guideline of any Governmental Entity promulgated under or relating to, the CARES Act. Section 3.25(g) of the FMB Disclosure Schedule lists (i) each Loan of FMB or any FMB Subsidiary as of the date of this Agreement that was made in connection with the Paycheck Protection Program established under the CARES Act, and (ii) each Loan of FMB and the FMB Subsidiaries that is a CARES Act Modified Loan (including all outstanding amounts and the expiration date for any deferral or other modification).

Section 3.26    Insurance.  Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on FMB or as set forth in Section 3.26 of the FMB Disclosure Schedule, FMB and the FMB Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of FMB reasonably has determined to be prudent and consistent with industry practice. FMB and the FMB Subsidiaries are in compliance in all material respects with their insurance policies, which are listed in Section 3.26 of the FMB Disclosure Schedule (each, an “Insurance Policy” and collectively, the “Insurance Policies”) and are not in default under any of the terms thereof, each Insurance Policy is outstanding and in full force and effect and, except for Insurance Policies insuring against potential liabilities of officers, directors and employees of FMB and the FMB Subsidiaries, FMB or the relevant FMB Subsidiary thereof is the sole beneficiary of the Insurance Policies, except as set forth in Section 3.26 of the FMB Disclosure Schedule, and all premiums and other payments due under any policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 3.27    Information Security.  Except as set forth in Section 3.27 of the FMB Disclosure Schedule, to the knowledge of FMB, since January 1, 2021, no third party has gained unauthorized access to any information systems or networks controlled by or material to the operation of the business of FMB and the FMB Subsidiaries (including without limitation any information system or networks owned or controlled by any third party (a “Third Party System”)), and, to the knowledge of FMB, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks or any Third Party System material to the operation of the business of FMB and the FMB Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to be material to FMB.  FMB maintains an information privacy and security program that maintains commercially reasonable measures designed to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law against any (a) loss or misuse of the data, (b) unauthorized or unlawful operations performed upon the data, or (c) other act or omission that compromises the security or confidentiality of the data.

Section 3.28    Deposits. Except in each case for non-compliances which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FMB, all of the deposits held by any FMB Subsidiary (including the records and documentation pertaining to held deposits) have been established and are held in compliance with (a) all applicable policies, practices and procedures of the FMB Subsidiary, as applicable, and (b) all applicable laws, including laws relating to money laundering and anti-terrorism or embargoed persons requirements. The deposit accounts of any FMB Subsidiary that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of the insurance are pending or threatened.

Section 3.29    Fiduciary Accounts.  Since January 1, 2021, each of FMB and each FMB Subsidiary has in all material respects properly administered all accounts for which FMB or the applicable FMB Subsidiary acts as a fiduciary, including but not limited to accounts for which FMB or the applicable FMB Subsidiary serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations. Neither FMB nor any FMB Subsidiary, nor any of their respective directors, officers or employees, has, to the knowledge of FMB, committed any breach of trust with respect to any fiduciary account, and the records for each fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.30    No Other Representations or Warranties.

(a)    Except for the representations and warranties expressly made by FMB in this Article III, neither FMB nor any other person makes any express or implied representation or warranty with respect to FMB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects (including any warranty with respect to merchantability or fitness for any particular purpose), and FMB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither FMB nor any other person makes or has made any representation or warranty to SYBT or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to FMB, any of the FMB Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by FMB in this Article III, any oral or written information presented to SYBT or any of its affiliates or representatives in the course of their due diligence investigation of FMB, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    FMB acknowledges and agrees that neither SYBT nor any other person on behalf of SYBT has made or is making, and FMB has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SYBT AND MERGER SUBSIDIARY

Except (a) as disclosed in the disclosure schedule delivered by SYBT and Merger Subsidiary to FMB concurrently herewith (the “SYBT Disclosure Schedule”) (provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the SYBT Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SYBT that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any SYBT Reports publicly filed with or furnished to the SEC by SYBT after January 1, 2024 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), SYBT and Merger Subsidiary hereby represent and warrant to FMB as follows:

Section 4.1    Corporate Organization.

(a)    SYBT is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is a financial holding company duly registered with the FRB under the BHC Act.  Merger Subsidiary is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Kentucky.  Each of SYBT and Merger Subsidiary has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  Each of SYBT and Merger Subsidiary is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed, qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT.  True and complete copies of the Articles of Incorporation, as amended, of SYBT (the “SYBT Articles”) and the Bylaws of SYBT, as amended (the “SYBT Bylaws”), as in effect as of the date of this Agreement, have previously been made available by SYBT to FMB.

(b)    Except, in the case of clauses (ii) and (iii) only, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, each Subsidiary of SYBT (a “SYBT Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, or local) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed, qualified or in good standing, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any SYBT Subsidiary to pay dividends or distributions except, in the case of a SYBT Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similar regulated entities. The deposit accounts of each SYBT Subsidiary that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of the insurance are pending or threatened.

Section 4.2    Capitalization.

(a)    The authorized capital stock of SYBT consists of 40,000,000 shares of common stock, no par value (the “SYBT Common Stock”) and 1,000,000 shares of preferred stock, no par value (“SYBT Preferred Stock”).  As of the date of this Agreement there were (i) 29,478,930 shares of SYBT Common Stock issued and outstanding, (ii) no shares of SYBT Preferred Stock issued and outstanding, and (iii) 953,000 shares of SYBT Common Stock reserved for issuance under SYBT’s 2015 Omnibus Equity Compensation Plan (the “SYBT Equity Plan”). As of the date of this Agreement, except as set forth in the immediately preceding sentence and for shares of SYBT Common Stock reserved for issuance in connection with the transactions contemplated by this Agreement, there are no other shares of capital stock or other voting securities of SYBT issued, reserved for issuance or outstanding.

(b)    All of the issued and outstanding shares of SYBT Common Stock and Merger Subsidiary Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of SYBT or of Merger Subsidiary may vote.  Other than under the SYBT Equity Plan, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating SYBT or Merger Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of SYBT Common Stock, Merger Subsidiary Common Stock or other equity interests of SYBT or Merger Subsidiary.

(c)    SYBT owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the SYBT Subsidiaries, free and clear of any Liens except for restrictions that arise under applicable securities laws, and all of the shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No SYBT Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of a SYBT Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(d)    All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by SYBT.  Merger Subsidiary has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.3    Authority; No Violation.

(a)    Each of SYBT and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of SYBT and the Board of Directors of Merger Subsidiary.  The Board of Directors of SYBT has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of SYBT and its shareholders and has adopted a resolution to the foregoing effect.  The Board of Directors of Merger Subsidiary has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Subsidiary and its sole shareholder and has adopted a resolution to the foregoing effect. SYBT, as Merger Subsidiary’s sole shareholder, has adopted and approved this Agreement and the transactions contemplated hereby by unanimous written consent.  Except for the adoption and approval of the Bank Merger Agreement by SYBT as SY Bank’s sole shareholder, no other corporate proceedings on the part of SYBT or Merger Subsidiary are necessary to approve or consummate the Merger or the Bank Merger, including without limitation, the approval of SYBT’s shareholders.  This Agreement has been duly and validly executed and delivered by each of SYBT and Merger Subsidiary and (assuming due authorization, execution and delivery by FMB) constitutes a valid and binding obligation of each of SYBT and Merger Subsidiary, enforceable against each of SYBT and Merger Subsidiary in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of SYBT Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of SYBT will have any preemptive right or similar rights in respect thereof.

(b)    Neither the execution and delivery of this Agreement by SYBT or Merger Subsidiary, nor the consummation by SYBT or Merger Subsidiary of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by SYBT or Merger Subsidiary with any of the terms or provisions hereof, will (i) violate any provision of the SYBT Articles, the SYBT Bylaws, the Merger Subsidiary Articles, or the Merger Subsidiary Bylaws, or comparable governing documents of any SYBT Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SYBT, any of the SYBT Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SYBT or any of the SYBT Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SYBT or any of the SYBT Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, reimbursements or Liens which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT.

Section 4.4    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the FRB under the BHC Act and approval of the applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of the applications, filings, and notices, (c) the filing of any required applications, filings, and notices, as applicable, with any governmental agency that has authority over the mortgage production and sale business of SYBT (inclusive of Fannie Mae and Freddie Mac), and approval of the applications, filings, and notices, (d) the filing of applications, filings and notices, as applicable, with the KDFI in connection with the Merger and the Bank Merger and approval of the applications, filings and notices, (e) the filing of the Articles of Merger with the Kentucky Secretary pursuant to the KBCA, and the filing of the Bank Merger Certificates, (f) the filing with the SEC of the S-4 (in which the Proxy Statement will be included as a prospectus), and declaration by the SEC of the effectiveness of the S-4, (g) filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SYBT Common Stock pursuant to this Agreement, (h) the filing of applications, filings and notices, as applicable, with any SRO, and (i) any approvals and notices required with respect to the SYBT Common Stock to be issued as Merger Consideration under the rules of NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by SYBT or Merger Subsidiary of this Agreement or (ii) the consummation by SYBT or Merger Subsidiary of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, SYBT is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

Section 4.5    Reports.

(a)    SYBT and each of the SYBT Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish since January 1, 2021 with any Regulatory Agency, including, without limitation, any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish, as applicable, the report, registration or statement or to pay the fees and assessments would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT.  Subject to Section 8.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course, consistent with past practices of SYBT and the SYBT Subsidiaries (and except as otherwise disclosed in the SYBT Disclosure Schedule), (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of SYBT, investigation into the business or operations of SYBT or any of the SYBT Subsidiaries since January 1, 2021, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of SYBT or any of the SYBT Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of SYBT or any of the SYBT Subsidiaries since January 1, 2021, in each case of clauses (i) through (iii), which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT.

(b)    An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished, as applicable, to the SEC since January 1, 2021 by SYBT (the “SYBT Reports”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) has been made publicly available.  No SYBT Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all SYBT Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of SYBT has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SYBT Reports.

Section 4.6    Financial Statements.

(a)    The financial statements of SYBT and the SYBT Subsidiaries included (or incorporated by reference) in SYBT Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, in all material respects, the books and records of SYBT and the SYBT Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of SYBT and the SYBT Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable regulatory accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in the statements or in the notes thereto.  The books and records of SYBT and the SYBT Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  BDO USA, P.C. has not resigned (or informed SYBT that it intends to resign) or been dismissed as independent public accountants of SYBT as a result of or in connection with any disagreements with SYBT on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, neither SYBT nor any of the SYBT Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of SYBT, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of SYBT included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course, consistent with past practices, since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of SYBT and the SYBT Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SYBT or the SYBT Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SYBT. SYBT (i) has implemented and maintains disclosure controls and procedures to ensure that material information relating to SYBT, including the SYBT Subsidiaries, is made known to the chief executive officer and the chief financial officer of SYBT by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to SYBT’s outside auditors and the audit committee of SYBT’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect SYBT’s ability to record, process, summarize and report financial information, and (B) to the knowledge of SYBT, any fraud, whether or not material, that involves management or other employees who have a significant role in SYBT’s internal controls over financial reporting. To the knowledge of SYBT, there is no reason to believe that SYBT’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2021, (i) neither SYBT nor any of the SYBT Subsidiaries, nor, to the knowledge of SYBT, any director, officer, auditor, accountant or representative of SYBT or any of the SYBT Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of SYBT or any of the SYBT Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SYBT or any of the SYBT Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SYBT or any of the SYBT Subsidiaries, whether or not employed by SYBT or any of the SYBT Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SYBT or any of its officers, directors, employees or agents to the Board of Directors of SYBT or any committee thereof or, to the knowledge of SYBT, to any director or officer of SYBT.

Section 4.7    Broker’s Fees.  With the exception of the engagement of Stephens Inc. (“Stephens”), neither SYBT nor any SYBT Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

Section 4.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SYBT.

(b)    Except in connection with matters contemplated, required or permitted by this Agreement, since December 31, 2024, SYBT and the SYBT Subsidiaries have carried on their respective businesses in the ordinary course, consistent with past practices.

Section 4.9    Legal Proceedings.

(a)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, neither SYBT nor any of the SYBT Subsidiaries is a party to any, and there are no pending or, to SYBT’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SYBT or any of the SYBT Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree, or regulatory restriction imposed upon SYBT, any of the SYBT Subsidiaries or the assets of SYBT or any of the SYBT Subsidiaries (or that, upon consummation of the Merger, would apply to SYBT or any of its affiliates) that would reasonably be expected to be material to SYBT and the SYBT Subsidiaries, taken as a whole.

Section 4.10    Taxes and Tax Returns. Each of SYBT and the SYBT Subsidiaries has duly and timely filed (taking into account all applicable extensions) all federal and state Tax Returns and all other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither SYBT nor any of the SYBT Subsidiaries is the beneficiary of any extension of time within which to file any federal or state Tax Return or any other material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course, consistent with past practices). All federal and state Taxes and all other material Taxes of SYBT and the SYBT Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of SYBT and the SYBT Subsidiaries has withheld and paid all federal and state Taxes and other material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither SYBT nor any of the SYBT Subsidiaries has granted any extension or waiver of the limitation period applicable to any federal or state Tax or other material Tax that remains in effect.

Section 4.11    Employees and Employee Benefit Plans.

(a)    With respect to employee benefit plans, as defined in Section 3(3) of ERISA, sponsored or otherwise maintained by SYBT or any of the SYBT Subsidiaries which are intended to be tax-qualified under Section 401(a) of the Code (collectively, “SYBT Benefit Plans”), all SYBT Benefit Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, rules, orders, and regulations, including, without limitation, ERISA and the Code and the regulations promulgated under each of them.

(b)    There are no pending or threatened claims (other than claims for benefits in the ordinary course, substantially consistent with past practices), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of SYBT, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the SYBT Benefit Plans, any fiduciaries thereof with respect to their duties to the SYBT Benefit Plans or the assets of any of the trusts under any of the SYBT Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to SYBT and the SYBT Subsidiaries take as a whole.

(c)    There are no pending or, to the knowledge of SYBT, threatened material labor grievances or material unfair labor practice claims or charges against SYBT or any of the SYBT Subsidiaries, or any strikes or other material labor disputes against SYBT or any of the SYBT Subsidiaries. Neither SYBT nor any of the SYBT Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor union, works council or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of SYBT or any of the SYBT Subsidiaries and, to the knowledge of SYBT, there are no organizing efforts by any union or other group seeking to represent any employees of SYBT and the SYBT Subsidiaries.

Section 4.12    Compliance with Applicable Law.  SYBT and each of its Subsidiaries hold, and have held at all times since January 1, 2021, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, and, to the knowledge of SYBT, no suspension or cancellation of any license, franchise, permit or authorization is threatened.  Except for any non-compliances, defaults or violations which would not, either individually or in the aggregate, reasonable be expected to have a Material Adverse Effect on SYBT, SYBT and each of the SYBT Subsidiaries have, since January 1, 2021 complied with and are not in default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to SYBT or any of the SYBT Subsidiaries, including without limitation all laws related to data protection or privacy (including laws related to the privacy and security of data or information that constitutes personal data or personal information under applicable law), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of the Treasury, and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, Executive Order 14331, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and any applicable regulation, policy and/or guideline of any Governmental Entity promulgated under or relating to, the CARES Act.  Each of the SYBT Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.  Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, none of SYBT, or the SYBT Subsidiaries, or to the knowledge of SYBT, any director, officer, employee, agent or other person acting on behalf of SYBT or any of the SYBT Subsidiaries has, directly or indirectly, (a) used any funds of SYBT or any of the SYBT Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of SYBT or any of the SYBT Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of SYBT or any of the SYBT Subsidiaries, (e) made any fraudulent entry on the books or records of SYBT or any of the SYBT Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for SYBT or any of the SYBT Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for SYBT or any of the SYBT Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 4.13    Agreements with Regulatory Agencies.  Subject to Section 8.15, except as otherwise disclosed in the SYBT Disclosure Schedule, neither SYBT nor any of the SYBT Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2021, a recipient of any supervisory letter from, or since January 1, 2021, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in SYBT Disclosure Schedule, a “SYBT Regulatory Agreement”), nor has SYBT or any of the SYBT Subsidiaries been advised in writing or, to the knowledge of SYBT, otherwise since January 1, 2021, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such SYBT Regulatory Agreement.

Section 4.14    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between SYBT or any of the SYBT Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of SYBT or any of the SYBT Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding SYBT Common Stock (or any of such person’s immediate family members or affiliates) (other than SYBT Subsidiaries) on the other hand, except those of a type available to employees of SYBT or the SYBT Subsidiaries generally.

Section 4.15    State Takeover Laws. The Board of Directors of SYBT has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.

Section 4.16    Reorganization.  SYBT has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger and the Parent-Sub Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.17    SYBT Information.  The information relating to SYBT and the SYBT Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to SYBT and the SYBT Subsidiaries that is provided in writing by SYBT or its representatives specifically for inclusion in any document filed with any Regulatory Agency or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for the portions thereof that relate only to FMB or any of the FMB Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 4.18    Loan Portfolio. (a) The allowance for credit losses as reflected in the SYBT Reports was, in the reasonable opinion of SYBT’s management, (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (ii) consistent with GAAP and reasonable and sound banking practices, and (iii) in conformance with recommendations and comments in reports of examination in all material respects.

(b)       Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, each Loan of SYBT and the SYBT Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of SYBT and the SYBT Subsidiaries as a secured Loan, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)       Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, each outstanding Loan of SYBT and the SYBT Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of SYBT and the SYBT Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)       All Loans to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O) of SYBT or any SYBT Subsidiary are and were originated in compliance in all material respects with all applicable laws and regulations.

(e)       Subject to Section 8.15, neither SYBT nor any of the SYBT Subsidiaries is now nor has it ever been since January 1, 2018, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 4.19    Financing.  SYBT has, or will have at the Effective Time, cash and cash equivalents sufficient to (a) pay all cash amounts required to be paid by SYBT under or in connection with this Agreement, (b) pay any and all fees and expenses of or payable by SYBT with respect to the transactions contemplated by this Agreement and (c) satisfy all of the other payment obligations of SYBT contemplated hereunder.

Section 4.20    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, SYBT and the SYBT Subsidiaries are in compliance, and have complied since January 1, 2021, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to SYBT’s knowledge any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on SYBT or any of the SYBT Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against SYBT, which liability or obligation would reasonably be expected to have a Material Adverse Effect on SYBT. To the knowledge of SYBT, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SYBT. Neither SYBT nor any SYBT Subsidiary is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement or understanding by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SYBT.

Section 4.21    Information Security. To the knowledge of SYBT, since January 1, 2021, no third party has gained unauthorized access to any information systems or networks controlled by or material to the operation of the business of SYBT and the SYBT Subsidiaries, and, to the knowledge of SYBT, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks, in each case that, individually or in the aggregate, would reasonably be expected to be material to SYBT.  SYBT maintains an information privacy and security program that maintains commercially reasonable measures designed to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law against any (a) loss or misuse of the data, (b) unauthorized or unlawful operations performed upon the data, or (c) other act or omission that compromises the security or confidentiality of the data.

Section 4.22 Deposits. Except in each case for non-compliances which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, all of the deposits held by any SYBT Subsidiary (including the records and documentation pertaining to held deposits) have been established and held in compliance with (a) all applicable policies, practices and procedures of the SYBT Subsidiary, as applicable, and (b) all applicable laws, including, without limitation, laws relating to money laundering and anti-terrorism or embargoed persons requirements.

Section 4.23 No Other Representations or Warranties.

(a)    Except for the representations and warranties expressly made by SYBT and Merger Subsidiary in this Article IV, neither SYBT nor Merger Subsidiary nor any other person makes any express or implied representation or warranty with respect to SYBT, the SYBT Subsidiaries (including Merger Subsidiary), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects (including any warranty with respect to merchantability or fitness for any particular purpose), and each of SYBT and Merger Subsidiary hereby disclaims any other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SYBT nor Merger Subsidiary nor any other person makes or has made any representation or warranty to FMB or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to SYBT, any of the SYBT Subsidiaries (including Merger Subsidiary) or their respective businesses, or (ii) except for the representations and warranties made by SYBT and Merger Subsidiary in this Article IV, any oral or written information presented to FMB or any of its affiliates or representatives in the course of their due diligence investigation of SYBT and Merger Subsidiary, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    SYBT acknowledges and agrees that neither FMB nor any other person on behalf of FMB has made or is making, and SYBT has not relied upon, any express or implied representation or warranty other than those contained in Article III.

ARTICLE V
COVENANTS

Section 5.1    Conduct of Business Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as expressly set forth in Section 5.1 or Section 5.2 of the FMB Disclosure Schedule), required by law, required by any Regulatory Agencies or as consented to in writing by the other party (which consent will not be unreasonably withheld, conditioned or delayed), each party shall, and shall cause each of its Subsidiaries to, (a) conduct its respective businesses in the ordinary course, consistent with past practices, in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

Section 5.2    FMB Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the FMB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law or any Regulatory Agencies, FMB shall not, and shall not permit any of the FMB Subsidiaries to, without the prior written consent of SYBT (which consent will not be unreasonably withheld, conditioned or delayed):

(a)    other than in the ordinary course, consistent with past practices, incur any indebtedness for borrowed money (other than indebtedness of FMB or any of its wholly owned Subsidiaries to FMB or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements);

(b)

(i)     adjust, split, reverse split, combine, reclassify or make any similar change to any capital stock;

(ii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of FMB to FMB or any of its wholly owned Subsidiaries, (B) the dividends set forth on Schedule 5.2(b)(ii) of the FMB Disclosure Schedule), and (C) the acceptance of shares of FMB Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of FMB Restricted Stock Awards;

(iii)    grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)    issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock;

(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any person other than a wholly owned Subsidiary or any claims against any person other than a wholly owned Subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions;

(d)    except for transactions in the ordinary course, consistent with past practices, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person other than a wholly owned Subsidiary of FMB;

(e)    (i) terminate, materially amend, or waive any material provision of, any FMB Contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other Contract, other than normal renewals of leases or other material Contracts without material adverse changes of terms with respect to FMB; (iii) enter into any Contract that (1) would constitute a FMB Contract if it were in effect on the date of this Agreement or (2) that has a term of one year or longer and that requires payments or other obligations by FMB or any FMB Subsidiary of $100,000 or more under the Contract; or (iv) enter into any Contract if the Contract, in the aggregate with all Contracts entered into by FMB or any FMB Subsidiary from and after the date of this Agreement, would result in aggregate required payments by FMB or any FMB Subsidiary in excess of $350,000;

(f)    except as required under applicable law or the terms of any FMB Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any FMB Benefit Plan or arrangement that would be a FMB Benefit Plan if in effect on the date hereof, (ii) amend any FMB Benefit Plan, other than amendments in the ordinary course, consistent with past practices that do not increase the cost to FMB of maintaining the FMB Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, independent contractor or director, except for annual increases in base salary or wage rates in the ordinary course, consistent with past practices, that do not exceed, in the aggregate for 2026, 3% of the aggregate cost of all employee annual base salaries and wage rates for 2025 (as adjusted for any increased employee headcount during 2025) and as further described in Section 5.2(f) of the FMB Disclosure Schedule, and that do not, other than in consultation with SYBT, exceed for any individual the greater of $5,000 or 5% of the individual’s compensation for 2025, except as further described in Section 5.2(f) of the FMB Disclosure Schedule, (iv) pay or agree to pay, conditionally or otherwise, any bonus (other than certain retention bonuses identified on Section 5.2(f) of the FMB Disclosure Schedule), (v) accelerate the vesting of any equity-based awards or other compensation, (vi) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any FMB Benefit Plan, (vii) enter into or amend any collective bargaining agreement or similar agreement, (viii) terminate the employment or services of any employee with an annual compensation (base salary and target annual bonus opportunity) in excess of $75,000, other than for cause, (ix) enter into or amend any written employment agreement or adopt any equity incentive, severance, retention, or deferred compensation program, plan, agreement or arrangement, or (x) hire any employee with an annual compensation (base salary and target annual bonus opportunity) in excess of $100,000, other than as a replacement hire receiving substantially similar terms of employment or as set forth in Section 5.2(f) of the FMB Disclosure Schedule;

(g)    settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount individually and in the aggregate that is not material to FMB or SYBT or their respective Subsidiaries, as applicable, and that would not impose any material restriction on the business of FMB or the FMB Subsidiaries or, after the consummation of the Merger, SYBT or the SYBT Subsidiaries;

(h)    take any action or knowingly fail to take any action where the action or failure to act could reasonably be expected to prevent or impede the Merger and the Parent-Sub Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)    amend or repeal the FMB Articles or FMB Bylaws or comparable governing documents of any of the FMB Subsidiaries;

(j)    merge, combine, or consolidate itself or any of the FMB Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of the FMB Subsidiaries;

(k)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade;

(l)    take any action that is intended or reasonably expected to result in any of the conditions to the Merger set forth in Section 6.1 or 6.2 not being satisfied;

(m)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP;

(n)    (i) enter into any new line of business or, other than in the ordinary course of business, consistent with past practices (which may include partnering with third parties in origination, flow, servicing, and other capacities) or except as required by policies imposed by a Regulatory Agency, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility; (iii) make or acquire, or modify, renew or extend any Loan except for Loans made, acquired, renewed or extended in the ordinary course, consistent with past practices and in compliance with FM Bank’s loan policies and underwriting guidelines and standards as in effect as of the date of this Agreement; (iv) make or acquire, or modify, renew or extend any Loan (A) in the case of new Loans (other than Loans entirely or predominantly unsecured (each an “Unsecured Loan”)), if immediately after making the Loan the person obtaining the Loan and the person’s affiliates would have debt owed to FMB or any FMB Subsidiary that is, in the aggregate, in excess of $1,500,000, (B) in the case of the modification, renewal, or extension of any Loan (other than Unsecured Loans) outstanding as of the date of this Agreement, if immediately after the modification, renewal, or extension of the Loan the person obtaining the modification, renewal, or extension of the Loan and the person’s affiliates would have debt owed to FMB or any FMB Subsidiary that is, in the aggregate, in excess of $1,500,000, (C) in the case of new Unsecured Loans, or the modification, renewal, or extension of any Unsecured Loan outstanding as of the date of this Agreement, if immediately after making the new Unsecured Loan or immediately after the modification, renewal or extension of the Unsecured Loan the person obtaining the new Unsecured Loan or the modification, renewal or extension of the Unsecured Loan and the person’s affiliates would have unsecured debt owed to FMB or any FMB Subsidiary that is, in the aggregate, in excess of $750,000, or (D) that is in excess of $500,000 and that is classified by FMB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date hereof; (v) grant, or renew the prior grant of, the deferral of any payments under any Loan or make or agree to make any other modification that would result in the Loan being, or continue the status of the Loan as, a Loan that is subject to payment deferral or otherwise has undergone troubled debt restructuring under the CARES Act (each a "CARES Act Modified Loan"), in each case with respect to any Loan that is in an amount in excess of $500,000; (vi) make any Loan that has not received the prior, direct, written approval of the President of FMB and FM Bank if (x) in the case of new Loans (other than Unsecured Loans) the new Loan is in an amount in excess of $750,000, and (y) in the case of new Unsecured Loans, the new Unsecured Loan is in an amount in excess of $500,000; or (vii) without the prior, direct, written approval of the President and CEO of FM Bank, grant, or renew the prior grant of, the deferral of any payments under any Loan or make or agree to make any other modification that would result in the Loan being, or continue the status of the Loan as, a CARES Act Modified Loan, in each case with respect to any Loan that is in an amount up to $500,000; provided, that in the case of each of items (i) – (v) above SYBT shall be required to respond to any request for a consent to make such loan or extension of credit in writing within three (3) business days after the loan package is delivered to SYBT;

(o)    make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or as required by GAAP or policies imposed by a Regulatory Authority;

(p)    make, or commit to make, any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(q)    other than in the ordinary course, consistent with past practices, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(r)    violate any law, statute, rule, governmental regulation or order, which violation could reasonably be expected to have a Material Adverse Effect with respect to FMB; or

(s)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

Section 5.3    SYBT Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of SYBT Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law or any Regulatory Agencies, SYBT shall not, and shall not permit any of its Subsidiaries (to the extent applicable below) to, without the prior written consent of FMB (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    amend the SYBT Articles or the SYBT Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of FMB Common Stock or adversely affect the holders of FMB Common Stock relative to the other holders of SYBT Common Stock;

(b)    incur any indebtedness for borrowed money (other than indebtedness of SYBT or any of the SYBT Subsidiaries to SYBT or any of the SYBT Subsidiaries) that would reasonably be expected to prevent SYBT or the SYBT Subsidiaries from assuming the FMB’s outstanding indebtedness;

(c)    (i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger, or (ii) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of SYBT;

(d)    take any action that is intended or reasonably expected to result in any of the conditions to the Merger set forth in Section 6.1 or 6.3 not being satisfied;

(e)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger and the Parent-Sub Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(f)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

Section 5.4    Regulatory Matters.

(a)    SYBT shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus.  Each of SYBT and FMB shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement. FMB shall thereafter as promptly as practicable (but in no event later than 15 days after the S-4 becomes effective) mail or deliver the Proxy Statement to the shareholders of FMB.  SYBT shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FMB shall furnish all information concerning FMB and the holders of FMB Common Stock as may be reasonably requested in connection with any such action.

(b)    The parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all permits, consents, approvals and authorizations of all Regulatory Agencies and Governmental Entities.  Without limiting the generality of the foregoing, as soon as practicable and in no event later than 30 days after the date of this Agreement, SYBT and FMB shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any Regulatory Agency in order to obtain the Requisite Regulatory Approvals.  SYBT and FMB shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable.  SYBT and FMB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, the non-confidential portions of all the information relating to FMB or SYBT, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party, Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement. Each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.

(c)    In furtherance and not in limitation of the foregoing, each of SYBT and FMB shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing.  Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require SYBT or FMB to take any action, or commit to take any action, or agree to any condition, commitment or restriction in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a Material Adverse Effect on SYBT and the SYBT Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger (any such condition, commitment or restriction, a “Materially Burdensome Regulatory Condition”).

(d)    Subject to Section 8.15, SYBT and FMB shall, upon request, furnish each other with information concerning themselves, their Subsidiaries, directors, officers and shareholders and other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4, or any other statement, filing, notice or application made by or on behalf of SYBT, FMB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)    Subject to Section 8.15, SYBT and FMB shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes the receiving party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any Requisite Regulatory Approval will be materially delayed.  As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (i) the FRB, the FDIC and the KDFI, and (ii) any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those other authorizations, consents, orders or approvals the failure of which to be obtained would reasonably be expected to have a Material Adverse Effect on SYBT.

Section 5.5    Access to Information.

(a)    Upon reasonable notice and subject to applicable laws, each of SYBT and FMB, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of SYBT and FMB shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that SYBT or FMB, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither SYBT nor FMB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where access or disclosure would violate or prejudice the rights of SYBT’s or FMB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of the information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    Each of SYBT and FMB shall hold (and cause their respective Subsidiaries, and the respective officers, directors, managers, representatives, and employees of each of them, to hold) all information furnished by or on behalf of the other party or any of the party’s Subsidiaries or representatives pursuant to Section 6.2(a) or otherwise in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated September 29, 2025, between SYBT and FMB (the “Non-Disclosure Agreement”). SYBT and FMB acknowledge and agree that the Non-Disclosure Agreement remains in full force and effect.

(c)    No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.6    Approval of FMB Shareholders.

(a)    Unless this Agreement is terminated pursuant to Article VII, the Board of Directors of FMB shall submit to its shareholders this Agreement and any other matters required to be approved or voted upon by its shareholders in order to carry out the intentions of this Agreement. FMB shall duly take, in accordance with applicable law and the FMB Articles and FMB Bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after the S-4 is declared effective under the Securities Act by the SEC (the “FMB Meeting”). Except as otherwise required in order to comply with its fiduciary duties under applicable law or in the case of a Change of Recommendation specifically permitted by, and in compliance with, Section 5.14(h), the Board of Directors of FMB shall (i) include its recommendation to the FMB shareholders that the FMB shareholders approve and adopt this Agreement and the transactions contemplated herein (the “Board Recommendation”) in the Proxy Statement, and (ii) use its reasonable best efforts to obtain the Requisite FMB Vote.

(b)    Except as set forth in Section 5.14(h), neither the Board of Directors of FMB nor any committee thereof shall withdraw, qualify or modify, in a manner adverse to SYBT, the Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Board Recommendation (any of the foregoing being a “Change in Recommendation”); provided that, for the avoidance of doubt, FMB may not effect a Change in Recommendation unless it has complied in all material respects with the provisions of Section 5.14(h).

Section 5.7    Legal Conditions to Merger. Subject in all respects to Section 5.4 of this Agreement, each of SYBT and FMB shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on the party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VI, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by FMB or SYBT or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

Section 5.8    Employee Matters.

(a)    Except for specific benefit plans otherwise addressed in this Section 5.8, during the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, SYBT shall provide each employee of FMB and its Subsidiaries who at SYBT’s discretion continues to be employed by SYBT or the SYBT Subsidiaries following the Effective Time (collectively, the “Continuing Employees”) with compensation and employee benefits that are substantially comparable in the aggregate to the lesser of (i) compensation and employee benefits provided prior to the Closing Date, or (ii) compensation and employee benefits provided to similarly situated employees of SYBT and the SYBT Subsidiaries; such that, until such time as the Continuing Employees commence participating in SYBT Benefit Plans and programs, the foregoing obligations shall be deemed satisfied by the Continuing Employees’ continued level of compensation and participation in FMB Benefits Plans, or a mixture of SYBT Benefit Plans and FMB Benefit Plans, as the case may be for transition or termination of each such plan or program, it being understood that participation in different SYBT Benefit Plans and programs may commence at different times. Notwithstanding the foregoing, Executive Fringe Benefits shall not be included as compensation or employee benefits to be provided to the Continuing Employees; rather, SYBT shall provide such fringe benefits and perquisites as it determines in its sole discretion to be appropriate for any of the Continuing Employees.

(b)    Prior to the Effective Time, if requested by SYBT, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, FMB or a FMB Subsidiary shall cause to be amended or terminated (at SYBT’s discretion) any FMB Benefit Plan to the extent necessary to provide that no employee of SYBT shall continue or commence participation therein following the Effective Time.

(c)    FMB will use commercially reasonable best efforts to assist SYBT in obtaining on or prior to the Effective Time each Continuing Employee’s agreement to SYBT’s (or a SYBT Subsidiary’s) standard non-solicitation and other standard agreements required by SYBT (or any SYBT Subsidiary) of newly-hired employees (“Continuing Employee Agreements”).

(d)    Unless otherwise addressed in an employment agreement entered into with SYBT or SY Bank or an existing employment agreement, severance agreement, or with respect to Continuing Employees who have retention bonus or change in control agreements with FMB or FM Bank that require payment at or shortly after the Effective Time, SYBT shall, or shall cause one of its Subsidiaries to, provide to those employees of FMB or any of the FMB Subsidiaries, as of the Effective Time (i) who SYBT or its subsidiaries elect not to employ after the Effective Time or who become Continuing Employees but are terminated by SYBT or any SYBT Subsidiary other than for cause within twelve (12) months after the Closing Date, and (ii) who sign and deliver SYBT’s standard form of termination, release, and non-solicitation agreement, a severance payment (payable, net of deductions, in a lump-sum payment after satisfaction within 60 days thereof of the applicable conditions for such payment) equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with FMB or any of the FMB Subsidiaries and their successors, with a minimum of four (4) weeks and up to a maximum of twenty-six (26) weeks. Except as set forth on Schedule 5.8(d), no severance payment will be required with respect to employees who are paid change in control payments in connection with the transactions contemplated by this Agreement pursuant to agreements in effect with FMB or any of the FMB Subsidiaries prior to the Effective Time.

(e)    With respect to any SYBT Benefit Plans in which any Continuing Employees become eligible to participate on or after the Effective Time, SYBT shall use commercially reasonable efforts to: (i) waive any waiting periods with respect to participation and coverage requirements applicable to the applicable Continuing Employees and their eligible dependents under the SYBT Benefit Plans, except to the extent the waiting periods would apply under the analogous FMB Benefit Plan, and (ii) recognize all service of the applicable Continuing Employees with FMB and the FMB Subsidiaries for all purposes in any SYBT Benefit Plan to the same extent that the service was taken into account under the analogous FMB Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(f)    If requested by SYBT in writing at least twenty (20) business days prior to the Effective Time, FMB shall cause any 401(k) plan sponsored or maintained by FMB or any of its Subsidiaries (the “FMB 401(k) Plan”) to be amended or terminated (at SYBT’s discretion) effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing.  In the event that SYBT requests that any FMB 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as soon as practicable after the Effective Time, in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan (the “SY Bank KSOP”).  FMB and SYBT shall take any and all actions as may be required to permit the Continuing Employees who are then actively employed to make rollover contributions to the SY Bank KSOP of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.  FMB shall provide SYBT with evidence that the FMB 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 5.8(f); provided, that prior to amending or terminating the FMB 401(k) Plan, FMB shall provide the form and substance of any applicable resolutions or amendments to SYBT for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(g)    On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) directed by either party to employees of FMB or any FMB Subsidiary with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of the other party, and the party seeking to distribute the notice or communication shall consider in good faith revising the notice or communication to reflect any comments or advice that the other party timely and reasonably provides.

(h)    Nothing in this Agreement shall confer upon any employee, director or consultant of FMB or any of the FMB Subsidiaries or affiliates any right to continue in the employ or service of SYBT, FMB, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of FMB, SYBT or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, director or consultant of FMB or any of the FMB Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause (subject to the provisions of Sections 5.1 and 5.2 of this Agreement).  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any FMB Benefit Plan, SYBT Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of SYBT or any of the SYBT Subsidiaries or affiliates to amend, modify or terminate any particular FMB Benefit Plan, SYBT Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of Section 8.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, director or consultant of FMB or any of the FMB Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(i)         Without affecting the continuing receipt of benefits (and the conditions under which benefits are received) by current participants under such plans following the Closing, FMB will, or will cause the appropriate FMB Subsidiary (as applicable) to, unilaterally take action prior to Closing to terminate, effective as of prior to the Effective Time, all retiree medical insurance plans, retiree dental insurance plans, and retiree vision insurance plan. FMB will pay prior to Closing any costs required to be paid in connection with the termination of the foregoing retiree plans.

Section 5.9    Indemnification; Directors’ and Officers’ Insurance.

(a)    For a period of six years from and after the Effective Time, SYBT shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director and officer of FMB and the FMB Subsidiaries (in each case, when acting in such capacity) (collectively, the “FMB Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that the person is or was a director or officer of FMB or any of the FMB Subsidiaries or is or was serving at the request of FMB or any of the FMB Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and SYBT shall also advance expenses as incurred by such FMB Indemnified Party to the fullest extent permitted by applicable law; provided that the FMB Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is finally determined in a non-appealable proceeding that such FMB Indemnified Party is not entitled to indemnification.  SYBT shall reasonably cooperate with the FMB Indemnified Party, and FMB Indemnified Party shall reasonably cooperate with SYBT, in the defense of any claim, action, suit, proceeding or investigation contemplated by this Section 5.9(a).

(b)    SYBT will obtain at or prior to the Effective Time a six-year “tail” policy (a “Tail Policy”) under FMB’s existing policies of directors’ and officers’ liability insurance (“D&O Insurance”) providing coverage with respect to claims against the present and former officers and directors of FMB or any of the FMB Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement) if and to the extent that the Tail Policy may be obtained for an amount that, in the aggregate, does not exceed an amount in excess of 200% of the current annual premium paid as of the date hereof by FMB for D&O Insurance (the “Premium Cap”) (and if the premiums for the Tail Policy would at any time exceed the Premium Cap, then SYBT shall cause to be maintained policies of insurance which, in SYBT’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap).  SYBT shall maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder.

(c)    The obligations of SYBT and FMB under this Section 5.9 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any FMB Indemnified Party or any other person entitled to the benefit of this Section 5.9 without the prior written consent of the affected FMB Indemnified Party or affected person.

(d)    The provisions of this Section 5.9 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each FMB Indemnified Party and his or her heirs and representatives.  If SYBT or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of the consolidation or merger, transfers all or substantially all of its capital stock, assets or deposits to any other entity or engages in any similar transaction, then in each case to the extent the obligations set forth in this Section 5.9 are not otherwise transferred and assumed by the successors and assigns by operation of law or otherwise, SYBT will cause proper provision to be made so that the successors and assigns of SYBT expressly assume the obligations set forth in this Section 5.9.

Section 5.10    Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest SYBT or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by SYBT.

Section 5.11    Dividends.  After the date of this Agreement, each of SYBT and FMB shall coordinate with the other regarding the declaration of any dividends in respect of SYBT Common Stock and FMB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of FMB Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of FMB Common Stock and any shares of SYBT Common Stock any holder receives in exchange therefor in the Merger.

Section 5.12    Advice of Changes; Disclosure Supplements.

(a)    SYBT and FMB (for purposes of this Section 5.12, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in, if SYBT is the Notifying Party, Section 6.1 or Section 6.3, or if FMB is the Notifying Party, Section 6.1 or Section 6.2; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied.

(b)    FMB and SYBT shall each promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the FMB Disclosure Schedule and the SYBT Disclosure Schedule (as applicable) with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the FMB Disclosure Schedule or the SYBT Disclosure Schedule (as applicable) or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of FMB or SYBT (as applicable) contained herein materially incorrect, untrue or misleading. No supplement, amendment or update to the FMB Disclosure Schedule or SYBT Disclosure Schedule (as applicable) shall (i) cure any breach of a representation or warranty existing as of the date of this Agreement or any breach of a covenant in this Agreement after the execution of this Agreement; or (ii) affect a party's rights with respect to termination under Article VII of this Agreement.

Section 5.13    SYBT Board of Directors. It is the intent of SYBT to appoint Scott P. Davis, a member of the FMB Board of Directors as of the date of this Agreement, as a member of the SYBT Board of Directors and SY Bank Board of Directors immediately after the Effective Time; provided, however, that if the Effective Time occurs prior to the date of SYBT’s 2026 annual meeting of shareholders (the “SYBT Annual Meeting”), it is the intent of SYBT to appoint Scott P. Davis as a member of the SYBT Board of Directors and SY Bank Board of Directors to be effective immediately after the SYBT Annual Meeting; in each case, at SYBT’s discretion and subject to SYBT’s and SY Bank’s corporate governance practices and policies and applicable law.

Section 5.14    No Solicitation.

(a)    FMB agrees that, except as expressly permitted by this Section 5.14, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, neither it nor any of the FMB Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except to notify a person that has made or, to the knowledge of FMB, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 5.14(a); (iv) approve, endorse, recommend, execute or enter into any agreement, letter of intent, indication of interest, memorandum of understanding, agreement in principle, or contract with respect to an Acquisition Proposal or otherwise relating to or that is intended to or would reasonably be expected to lead to an Acquisition Proposal (other than a confidentiality agreement which expressly permits FMB to comply with its obligations pursuant to this Section 5.14 and that contains provisions no less favorable or protective than as set forth in the Non-Disclosure Agreement) or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; (v) submit any Acquisition Proposal or any matter related thereto to the vote of the shareholders of FMB other than this Agreement and the transactions contemplated hereby; or (vi) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(b)    As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of FMB and the FMB Subsidiaries or 20% or more of any class of equity or voting securities of FMB or the FMB Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of FMB, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in the applicable third party beneficially owning 20% or more of any class of equity or voting securities of FMB or the FMB Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of FMB, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving FMB or the FMB Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of FMB.

(c)    Nothing contained in this Agreement shall prevent FMB or its Board of Directors (or a duly authorized committee thereof) from, in response to an Acquisition Proposal, (i) complying with FMB's obligations required under Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any legally required disclosure to FMB’s shareholders if the FMB Board of Directors (or a duly authorized committee thereof) determines in good faith (after consultation with FMB’s outside legal counsel) that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable law or (iii) informing the person making the Acquisition Proposal of the existence of this Section 5.14.

(d)    FMB agrees that it shall immediately, and shall instruct its Representatives to immediately, cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. FMB agrees that it shall take the necessary steps to inform promptly the individuals or entities referred to in the immediately preceding sentence of the obligations undertaken in this Section 5.14 and in the Non-Disclosure Agreement. FMB also agrees that it shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring FMB or any of the FMB Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries.

(e)    FMB agrees that it shall promptly (and, in any event, within 24 hours of receiving the relevant information) notify SYBT if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, FMB or any of its Representatives, indicating, in connection with such notice, the name of such person, and the material terms and conditions of any proposals or offers (including, if applicable, complete and unredacted copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep SYBT informed, on a current basis (and, in any event, no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in FMB’s intentions as previously notified.

(f)     Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Requisite FMB Vote is obtained, FMB may (i) provide information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal that did not result from any breach by FMB, the FMB Subsidiaries or any of their Representatives of this Section 5.14, providing for the acquisition of more than 20% of the assets (on a consolidated basis) or total voting power of the equity securities of FMB if FMB receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Non-Disclosure Agreement and which expressly permits FMB to comply with its obligations pursuant to this Section 5.14; and promptly discloses (and, if applicable, provide copies of) any such information to SYBT to the extent not previously provided to SYBT; (ii) engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written Acquisition Proposal as described in clause (i) of this Section 5.14(f) above; or (iii) after having complied with Section 5.14(h), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal as described in clause (i) of this Section 5.14(f), if and only to the extent that, (x) prior to taking any action described in clause (i), (ii) or (iii) above, the Board of Directors of FMB (or a duly authorized committee thereof) determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable law, and (y) in each such case referred to in clause (i) or (ii) above, the Board of Directors of FMB (or a duly authorized committee thereof) has determined in good faith based on the information then available and after consultation with FMB’s outside legal counsel and financial advisors that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (iii) above, the Board of Directors of FMB (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal. As used in this Agreement, “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal involving more than 40% of the assets (on a consolidated basis) or total voting power of the equity securities of FMB that the Board of Directors of FMB (or a duly authorized committee thereof) has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to FMB’s shareholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement, (A) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (B) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (C) after taking into account all legal (with the advice of outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law, and after taking into account any amendment or modification to this Agreement agreed to by SYBT.

(g)    Except as expressly permitted by, and after compliance with, Section 5.14(h) and the other provisions of this Section 5.14, neither the Board of Directors of FMB nor any duly authorized committee of the Board of Directors shall: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to SYBT, the Board Recommendation; or (ii) cause or permit FMB to enter into any letter of intent, indication of interest, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to and in compliance with the requirements of Section 5.14(f) entered into in compliance with Section 5.14(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(h)     Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Requisite FMB Vote, the Board of Directors of FMB (or a duly authorized committee thereof) may make a Change of Recommendation (and terminate this Agreement pursuant to Section 7.1(f)) if:

(i)     FMB has received an unsolicited bona fide written Acquisition Proposal from any person that is not withdrawn and that the Board of Directors of FMB (or a duly authorized committee thereof) concludes in good faith and in compliance with the requirements of Section 5.14(f) constitutes a Superior Proposal, and:

(A)     the Board of Directors of FMB (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable laws;

(B)      FMB shall have complied in all material respects with all of its obligations under this Section 5.14; and

(C)     (1)     FMB shall have provided prior written notice to SYBT at least six (6) business days in advance (the “Notice Period”), to the effect that the Board of Directors of FMB (or a duly authorized committee thereof) has concluded in good faith that a Superior Proposal has been received and, absent any revision to the terms and conditions of this Agreement, the Board of Directors of FMB (or a duly authorized committee thereof) has resolved to effect a Change in Recommendation pursuant to this Section 5.14(h) (and terminate this Agreement pursuant to Section 7.1(f)), which notice shall specify the basis for such Change in Recommendation, including the identity of the person or group of persons making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal;

(2)     prior to effecting such Change in Recommendation (or termination pursuant to Section 7.1(f)), (aa) FMB shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with SYBT and its Representatives in good faith (to the extent SYBT desires to negotiate) to make adjustments in the terms and conditions of this Agreement, and permit SYBT and its Representatives to make a presentation to the Board of Directors of FMB (or a duly authorized committee thereof) regarding this Agreement and any adjustments with respect thereto (to the extent SYBT desires to make such presentation), and (bb) at the end of the Notice Period the Board of Directors of FMB (or a duly authorized committee thereof) again makes the determination in good faith (i) after consultation with outside legal counsel that the failure to make a Change in Recommendation (or authorize the termination of this Agreement pursuant to Section 7.1(f)) would be inconsistent with its fiduciary duties under applicable law and (ii) taking into account any adjustment to the terms and conditions of this Agreement proposed by SYBT, that the Acquisition Proposal continues to be a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that the Board of Directors of FMB (or a duly authorized committee thereof) has determined to be a Superior Proposal, FMB shall be required to deliver a new written notice to SYBT and to comply with the requirements of this Section 5.14 (including this Section 5.14(h)) with respect to such new written notice and the revised Superior Proposal contemplated thereby; and

(3)     in the case of any Change of Recommendation contemplated by this Section 5.14(h), FMB shall have, upon any termination of this Agreement in accordance with Section 7.1(f), paid the Termination Fee in accordance with Section 7.2(b).

(j)     None of FMB, the Board of Directors of FMB or any duly authorized committee of the Board of Directors of FMB shall enter into any agreement with any person to limit or not give prior notice to SYBT of its intention to effect a Change in Recommendation or to terminate this Agreement in light of a Superior Proposal.

Section 5.15    Public Announcements. Neither FMB nor SYBT shall, and neither FMB nor SYBT shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of SYBT, in the case of a proposed announcement, statement or disclosure by FMB, or FMB, in the case of a proposed announcement, statement or disclosure by SYBT; provided that either SYBT or FMB may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law or by the rules of NASDAQ.

Section 5.16    Change of Method. SYBT and FMB shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of FMB and SYBT (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change contemplated by this Section 5.16 shall (a) alter or change the Exchange Ratio, (b) adversely affect the Tax treatment of FMB’s shareholders or SYBT’s shareholders pursuant to this Agreement, (c) adversely affect the Tax treatment of FMB or SYBT pursuant to this Agreement or (d) materially impede or materially delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any change contemplated by this Section 5.16 in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.2.

Section 5.17    Takeover Statutes.  None of FMB, SYBT or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant the approvals and take the actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of the Takeover Statute.

Section 5.18    Litigation and Claims. Each of SYBT and FMB shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of SYBT or FMB, as applicable, threatened against SYBT, FMB or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by SYBT, FMB, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. FMB shall give SYBT the opportunity to participate at SYBT’s own expense in the defense or settlement of any shareholder litigation against FMB and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no settlement shall be agreed without SYBT’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

Section 5.19    [Intentionally omitted.]

Section 5.20    Updated Financial Information. As soon as reasonably available after the date of this Agreement, FMB will make available to SYBT any additional audited consolidated financial statements which have been prepared on its behalf or at its direction, the FMB Interim Financial Statements, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by applicable law (collectively, "Subsequent FMB Financial Statements"). The Subsequent FMB Financial Statements will be prepared on a basis consistent with FMB’s past accounting practices and GAAP, to the extent required, and shall present fairly in all material respects the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial information for the absence of notes and/or year-end adjustments). The Subsequent FMB Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render the Subsequent FMB Financial Statements inaccurate, incomplete or misleading in any material respect.

Section 5.21    Data Conversion.  From and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate the integration of FMB with the business of SYBT following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by SYBT. The parties agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion on or before October 16, 2026. Each party shall cooperate with the other party in preparing for Data Conversion and consolidation of systems and business operations generally (including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems, and by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other party). Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.22    [Intentionally omitted.]

Section 5.23    Insurance Policies. With respect to any Insurance Policy that would otherwise expire prior to the Closing Date, FMB shall, or shall cause the applicable FMB Subsidiary to, renew the applicable Insurance Policy without any reduction or dilution of coverage, using reasonable efforts to obtain from the applicable insurer a renewal period covering the date of renewal through the anticipated Closing Date. FMB shall, or shall cause the applicable FMB Subsidiary to, prior to the Closing Date, purchase and obtain three-year tail coverage for each Insurance Policy. The provisions of this Section 5.23 shall not apply with respect to the D&O Insurance, which shall be governed by the provisions of Section 5.9 of this Agreement.

Section 5.24    Absence of Control. It is the intent of the parties to this Agreement that SYBT, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated by this Agreement) to control, directly or indirectly, FMB or any of the FMB Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of FMB or any of the FMB Subsidiaries.

Section 5.25    Certified List of FMB Shareholders. FMB shall provide to SYBT a certified list (certified by the Secretary or an Assistant Secretary of FMB) of the holders of FMB Common Stock of record as of the close of business on the Closing Date showing, by holder and in the aggregate, the number of shares of FMB of record as of the close of business on the Closing Date.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    FMB Shareholder Approval.  This Agreement shall have been approved by the shareholders of FMB by the Requisite FMB Vote.

(b)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(c)    NASDAQ Eligibility.  The shares of SYBT Common Stock that shall be issuable as Merger Consideration pursuant to this Agreement shall be eligible for trading on the NASDAQ.

(d)    Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e)    No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the other transactions contemplated by this Agreement.

(f)    Tax Opinion.  SYBT and FMB shall have each received a written opinion of FBT Gibbons LLP (or any successor thereof) (“FBT Gibbons”), in form and substance reasonably satisfactory to each of SYBT and FMB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the written opinion, the Merger and the Parent-Sub Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of FMB to the extent they receive shares of SYBT Common Stock in connection with the Merger in exchange for their shares of FMB Common Stock, except that gain or loss will be recognized with respect to any cash received.  In rendering the written opinion, FBT Gibbons may require and rely upon customary representations contained in certificates of officers of SYBT, Merger Subsidiary and FMB, reasonably satisfactory in form and substance to FBT Gibbons.

Section 6.2    Conditions to Obligations of SYBT and Merger Subsidiary.  The obligation of SYBT and Merger Subsidiary to effect the Merger is also subject to the satisfaction, or waiver by SYBT, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties.  Other than the representations and warranties of FMB set forth in Section 3.1 (Corporate Organization), Section 3.2 (Capitalization), Section 3.3 (Authority; No Violation), and Section 3.7 (Broker’s Fees), the representations and warranties of FMB contained in this Agreement (considered individually and collectively) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically to the date of this Agreement or another date shall be true and correct as of the spoken date). The representations and warranties of FMB set forth in Section 3.1 (Corporate Organization), Section 3.2 (Capitalization), Section 3.3 (Authority; No Violation), and Section 3.7 (Broker’s Fees) shall be true in all respects on and as of the date of this Agreement and on and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically to the date of this Agreement or another date shall be true and correct as of the spoken date).

(b)    Performance of Obligations of FMB.  FMB shall have performed in all material respects the obligations required to be performed by FMB under this Agreement at or prior to the Closing Date.

(c)    Closing Certificates. SYBT shall have received a certificate, dated as of the Closing Date, and signed on behalf of FMB by the President of FMB, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)    Dissenting Shares. SYBT shall have received from FMB a certified list of those holders of FMB Common Stock who are holders of Dissenting Shares and the number of shares of FMB Common Stock as which each of them are holding Dissenting Shares. The Dissenting Shares shall represent no more than 5% of the outstanding shares of FMB Common Stock.

(e)    Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to FMB.

(f)    Closing Net Equity. FMB’s Closing Net Equity as of the close of business on the Closing Date shall not be less than $70,194,000. For purposes of this Section 6.2(f), “Closing Net Equity” shall be an estimate of the “total equity capital” of FMB calculated in accordance with GAAP and the requirements of the applicable Governmental Entities, and specifically in the manner as reported on Schedule SC – Balance Sheet, Item 16(f), of the Parent Company Only Financial Statements for Small Holding Companies – FR Y-9SP, calculated as of the close of business on the Closing Date; provided, that there shall be excluded from the calculation of “total equity capital” (i) any net unrealized gains or losses on available for sale securities from September 30, 2025, through the Closing Date, (ii) any fees or expenses (including, without limitation, fees and expenses of attorneys, accountants, financial advisers and investment bankers) incurred or accrued by FMB in connection with this Agreement and the consummation of the transactions contemplated hereby, and (iii) any early termination fees or penalties incurred or accrued by FMB in connection with the termination of any agreement at the request or direction of SYBT. For the avoidance of doubt, the Closing Net Equity shall be calculated in the manner set forth on Schedule 6.2(f). FMB shall deliver to SYBT no later than five (5) business days prior to the scheduled Closing Date a written estimate of the Closing Net Equity.

(g)    Non-Performing Assets. On the Closing Date, the aggregate outstanding amount of Non-Performing Assets of the FM Bank shall be no more than $12,000,000 where "Non-Performing Assets" is defined to include (i) the outstanding balance of all Loans on non-accrual status, (ii) the outstanding balance of all Loans 90 days or more past due, (iii) the outstanding balance of all Loans that have been classified “loan modification for borrowers experiencing financial difficulty” (f/k/a troubled debt restructuring), and (iv) the fair market value (less estimated cost to sell) of all OREO of FM Bank and any Subsidiary of FM Bank.

(h)    Legal Opinion. SYBT shall have received from Stoll Keenon Ogden PLLC, counsel to FMB, an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to SYBT and opining to the matters set forth on Exhibit C.

Section 6.3    Conditions to Obligations of FMB.  The obligation of FMB to effect the Merger is also subject to the satisfaction or waiver by FMB at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. Other than the representations and warranties of SYBT and Merger Subsidiary set forth in Section 4.1 (Corporate Organization), Section 4.2 (Capitalization), Section 4.3 (Authority; No Violation), and Section 4.7 (Broker’s Fees), the representations and warranties of SYBT and Merger Subsidiary contained in this Agreement (considered individually and collectively) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically to the date of this Agreement or another date shall be true and correct as of the spoken date). The representations and warranties of SYBT and Merger Subsidiary set forth in Section 4.1 (Corporate Organization), Section 4.2 (Capitalization), Section 4.3 (Authority; No Violation), and Section 4.7 (Broker’s Fees) shall be true in all respects on and as of the date of this Agreement and on and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically to the date of this Agreement or another date shall be true and correct as of the spoken date).

(b)    Performance of Obligations of SYBT and Merger Subsidiary.  SYBT and Merger Subsidiary shall have performed in all material respects the obligations required to be performed by SYBT and Merger Subsidiary under this Agreement at or prior to the Closing Date.

(c)    Closing Certificates. FMB shall have received a certificate, dated as of the Closing Date, and signed on behalf of SYBT and Merger Subsidiary by the President of SYBT and of Merger Subsidiary, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)    Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to SYBT.

ARTICLE VII
TERMINATION AND AMENDMENT

Section 7.1    Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)    by mutual consent of SYBT and FMB in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

(b)    by either SYBT or FMB if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and the denial has become final and non-appealable, or any Governmental Entity of competent jurisdiction shall have issued a final non-appealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due primarily to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of the seeking party set forth herein;

(c)    by either SYBT or FMB if the Merger shall not have been consummated on or before the date that is one year from the date of this Agreement (the “Outside Date”), unless the failure of the Closing to occur by the Outside Date shall be due primarily to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of the seeking party set forth herein and such failure has caused or resulted in either (i) the failure to satisfy the conditions set forth in Article VI prior to the Outside Date, or (ii) the failure of the Closing to have occurred on or prior to the Outside Date;

(d)    by either SYBT or FMB if the Requisite FMB Vote shall not have been obtained at the FMB Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 7.1(d) if the party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite FMB Vote at the FMB Meeting or at any adjournment or postponement thereof;

(e)    by either SYBT or FMB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any representation or warranty shall cease to be true) set forth in this Agreement on the part of FMB, in the case of a termination by SYBT, or SYBT, in the case of a termination by FMB, which breach or failure to be true, either individually or in the aggregate with all other breaches by the party (or failures of the representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.2, in the case of a termination by SYBT, or Section 6.3, in the case of a termination by FMB, and which is not cured by the earlier of (i) the Outside Date or (ii) within thirty (30) days (or the period of fewer days as remain until the Outside Date) following written notice to FMB, in the case of a termination by SYBT, or to SYBT, in the case of a termination by FMB, or which by its nature or timing cannot be cured during the 30-day period (or the period of fewer days as remain prior to the Outside Date);

(f)     by:

(1)      FMB if (i) the Board of Directors of FMB (or a duly authorized committee thereof) has authorized FMB to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) FMB has complied in all respects with Section 5.14 and (iii) in the case of clause (i), immediately after the termination of this Agreement, FMB enters into an Alternative Acquisition Agreement with respect to a Superior Proposal referred to in the foregoing clause (i); provided that the right of FMB to terminate this Agreement pursuant to this Section 7.1(f)(1) is conditioned on and subject to the prior payment by FMB to SYBT of the Termination Fee in accordance with Section 7.2(b), and any purported termination pursuant to this Section 7.1(f)(1) shall be void and of no force or effect if FMB shall not have paid and SYBT shall not have received the Termination Fee; or

(2) SYBT if (i) the Board of Directors of FMB shall have (A) failed to include the Board Recommendation in the Proxy Statement, or withdrawn, modified or qualified the Board Recommendation in a manner adverse to SYBT, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within ten (10) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms hereof or (B) recommended or endorsed an Acquisition Proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the Acquisition Proposal within ten (10) business days after an Acquisition Proposal is publicly announced, or (ii) FMB or its Board of Directors has breached its obligations under Section 5.6 or Section 5.14 in any material respect; or

(g)    by SYBT if greater than 5% of the outstanding shares of FMB Common Stock have become and remain Dissenting Shares.

Section 7.2    Effect of Termination.

(a)    In the event of termination of this Agreement by either SYBT or FMB as provided in Section 7.1, this Agreement shall become void and have no effect, and none of SYBT, FMB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that:

(i)    Section 5.5(b), this Section 7.2, and Article VIII shall survive any termination of this Agreement; and

(ii)    notwithstanding anything to the contrary contained in this Agreement, neither SYBT nor FMB shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination.

(b)    In the event that:

(i)

(1)    after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or made known to senior management or the Board of Directors of FMB or has been made directly to the FMB shareholders generally or any person shall have publicly announced (and, in each case, not unconditionally withdrawn at least two (2) days prior to the FMB meeting) an Acquisition Proposal with respect to FMB, and (A) thereafter this Agreement is terminated by either FMB or SYBT pursuant to Section 7.1(c) without the Requisite FMB Vote having been obtained (and all other conditions set forth in Sections 6.1 and Section 6.3 had been satisfied or were capable of being satisfied at a time prior to the termination), or (B) thereafter this Agreement is terminated by either SYBT or FMB pursuant to Section 7.1(d), or (C) thereafter this Agreement is terminated by SYBT pursuant to Section 7.1(e) as a result of a willful breach; AND

(2)    prior to the date that is twelve (12) months after the date of the termination of this Agreement, FMB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then FMB shall, on the earlier of the date it enters into the definitive agreement and the date of consummation of the transaction, pay SYBT, by wire transfer of same day funds (to an account designated in writing by SYBT), a fee equal to $4,500,000 (the “Termination Fee”);

(ii)    this Agreement is terminated by FMB or SYBT pursuant to Section 7.1(f), then FMB shall pay SYBT, by wire transfer of same day funds (to an account designated in writing by SYBT), the Termination Fee no later than two (2) business days after the termination of this Agreement; or

(iii)    this Agreement is terminated by SYBT or FMB pursuant to Section 7.1(d) (other than a termination pursuant to Section 7.1(d) that is subject to the provisions of Section 7.2(b)(i) of this Agreement, in which event the Termination Fee shall be the only payment required under this Article VII), then FMB shall reimburse SYBT for all reasonable, documented out-of-pocket expenses (up to a maximum of $2,000,000) incurred by SYBT in connection with this Agreement, by wire transfer of same day funds (to an account designated in writing by SYBT), no later than two (2) business days after the termination of this Agreement.

(c)    Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 7.1 under circumstances where the Termination Fee or reimbursement under Section 7.2(b)(iii) (as applicable) is payable to SYBT and paid in full by FMB pursuant to this Section 7.2, the payment of such Termination Fee or reimbursement pursuant to Section 7.2(b)(iii) (as applicable) shall be the sole and exclusive remedy available to SYBT or Merger Subsidiary and the maximum aggregate liability of FMB with respect to this Agreement and the transactions contemplated by this Agreement, and FMB (and FMB’s affiliates and its and their respective directors, officers, employees, shareholders and other Representatives) shall have no further liability with respect to this Agreement or the transactions contemplated hereby to SYBT, Merger Subsidiary or any of their respective affiliates or Representatives and in no event shall SYBT or Merger Subsidiary or any of their respective affiliates or Representatives seek any (i) equitable relief or equitable remedies of any kind whatsoever or (ii) money damages or any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages other than the Termination Fee or reimbursement under Section 7.2(b)(iii) (as applicable), and no party shall be required to pay such fee on more than one occasion. For the avoidance of doubt, under no circumstances will FMB be required to pay both the Termination Fee and the reimbursement contemplated under Section 7.2(b)(iii).

(d)    FMB acknowledges that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, SYBT would not enter into this Agreement; accordingly, if FMB fails promptly to pay any amount due pursuant to this Section 7.2, and, in order to obtain the payment SYBT commences a suit which results in a judgment against FMB for payment of any such amount, FMB shall pay the costs and expenses of SYBT (including reasonable attorneys’ fees and expenses) in connection with the suit. In addition, if FMB fails to pay the amounts payable pursuant to this Section 7.2, then FMB shall pay interest on the overdue amounts (for the period commencing as of the date that the overdue amount was originally required to be paid and ending on the date that the overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which the payment was required to be made for the period commencing as of the date that the overdue amount was originally required to be paid. The amounts payable pursuant to Section 7.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be (together with the amounts specified in this Section 7.2(d)) the sole monetary remedy of SYBT in the event of a termination of this Agreement specified in the section under circumstances where the Termination Fee or reimbursement under Section 7.2(b)(iii) (as applicable) is payable and is paid in full.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1    Non-survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Non-Disclosure Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 5.9 of this Agreement, Section 5.5(b) of this Agreement, those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time, all covenants regarding non-competition and non-solicitation in the FMB Support Agreements, and all Continuing Employee Agreements.

Section 8.2    Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of FMB; provided that after approval of this Agreement by the shareholders of FMB, there may not be, without further approval of the shareholders of FMB, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

Section 8.3    Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided that after approval of this Agreement by the shareholders of FMB there may not be, without further approval of the shareholders of FMB, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.4    Expenses.  Except as otherwise provided in Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the cost or expense.

Section 8.5    Notices.  All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by email, provided that the transmission of the email is promptly confirmed:

(a)    if to FMB, to:

Field & Main Bancorp, Inc.

140 N. Main St.

Henderson, KY 42420

Attention: Scott P. Davis

Email: sdavis@fieldandmain.com

With a copy (which shall not constitute notice) to:

Stoll Keenon Ogden PLLC

300 West Vine St.

Suite 2100

Lexington, KY 40507

Attention: J. David Smith, Jr.

Email: david.smith@skofirm.com

(b)    if to SYBT or Merger Subsidiary, to:

Stock Yards Bancorp, Inc.

1040 E. Main St.

Louisville, KY 40206

Attention: James A. Hillebrand, Chairman and CEO

Email: Ja.Hillebrand@syb.com

With a copy to:

Stock Yards Bancorp, Inc.

1040 E. Main St.

Louisville, KY 40206

Attention: Nathan L. Berger, General Counsel

Email: nathan.berger@syb.com

and with a copy (which shall not constitute notice) to:

Frost Brown Todd LLP

400 W. Market St., 32nd Floor

Louisville, KY 40202

Attention:        James Giesel

                 William N. Jones

E-mail:             jgiesel@fbtlaw.com

                 njones@fbtlaw.com

Section 8.6    Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, the reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of FMB means the actual knowledge of any of the officers of FMB listed on Section 8.6 of FMB Disclosure Schedule, and the “knowledge” of SYBT means the actual knowledge of any of the officers of SYBT listed on Section 8.6 of SYBT Disclosure Schedule.  As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Louisville, Kentucky are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, the specified person, (iv) “made available” means any document or other information that was provided by one party or its representatives to the other party and its representatives prior to the date hereof, included in the virtual data room of a party prior to the date hereof or filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the Parent-Sub Merger and the Bank Merger.  The FMB Disclosure Schedule and the SYBT Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to the referenced section.

Section 8.7    Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile, email of a PDF copy, or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.8    Entire Agreement.  This Agreement (including the documents and the instruments referred to herein), together with the Non-Disclosure Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 8.9    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any applicable conflicts of law.

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Louisville, Jefferson County, Kentucky (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon any party in any action or proceeding will be effective if notice is given in accordance with Section 8.5.

Section 8.10    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11    Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 5.9, which is intended to benefit each FMB Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in the representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.12    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached.  Accordingly, subject to the provisions of Section 7.2(c) in connection with the termination of this Agreement, the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Subject to the provisions of Section 7.2(c) in connection with the termination of this Agreement, each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 8.13    Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed, construed and enforced in the applicable jurisdiction so that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 8.14    Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any agreement or instrument entered into in connection with this Agreement shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any defense based on the foregoing.

Section 8.15    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 4.32(b)) of a Regulatory Agency by any party to this Agreement to the extent prohibited by applicable law.  To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Signature Page Follows]

IN WITNESS WHEREOF, FMB, SYBT, and Merger Subsidiary have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FMB: Field & Main Bancorp, Inc.

By:	/s/ Scott P. Davis
Scott P. Davis, Chairman

SYBT: Stock Yards Bancorp, Inc.

By:	/s/ James A. Hillebrand
James A. Hillebrand, Chairman and CEO

MERGER SUBSIDIARY: River Holdings, Inc.

By:	/s/ James A. Hillebrand
James A. Hillebrand, Chairman and CEO

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of FMB Support Agreement

SUPPORT AGREEMENT

This Support Agreement, dated as of January 27, 2026 (this “Agreement”), is entered into between Stock Yards Bancorp, Inc., a Kentucky corporation (“SYBT”), and ___________ (“Shareholder”).

Recitals

A.    Concurrently with the execution and delivery of this Agreement, SYBT, River Holdings, Inc., a Kentucky corporation and direct, wholly-owned subsidiary of SYBT (“Merger Subsidiary”), and Field & Main Bancorp, Inc., a Kentucky corporation (“FMB”) and parent bank holding company of Field & Main Bank, Inc., a Kentucky banking corporation (the “Bank”), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary shall be merged with and into FMB, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings provided in the Merger Agreement.

B.    As of the date of this Agreement, Shareholder is the record and beneficial owner and has the power to vote the number of shares of FMB Common Stock set forth, and in the manner reflected, on Attachment A to this Agreement (the shares listed on Attachment A, together with all shares of FMB Common Stock subsequently acquired by Shareholder during the term of this Agreement, are referred to in this Agreement as the “Owned Shares”).

C.    As an inducement and condition to entering into the Merger Agreement, SYBT has required that Shareholder agree, and Shareholder has agreed, to enter into this Agreement.

D.    Concurrently with the execution of this Agreement, SYBT is also entering into a Support Agreement identical in form to this Agreement (each, an "Other Support Agreement") with each of the shareholders of FMB identified on Attachment C (the "Supporting Shareholders").

E.    NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
VOTING AGREEMENT

Section 1.1    Agreement to Vote. Shareholder hereby agrees that, during the time this Agreement is in effect, at the FMB Meeting, and at any other meeting of the shareholders of FMB, however called, or any adjournment or postponement thereof, Shareholder shall:

(a)    appear at each meeting or otherwise cause the Owned Shares to be counted as present at each meeting for purposes of calculating a quorum; and

(b)    vote (or cause to be voted), in person or by proxy, all of the Owned Shares (i) in favor of (A) the adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby, (B) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (C) any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Merger, the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of FMB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the transactions contemplated by the Merger Agreement or the performance by Shareholder of Shareholder’s obligations under this Agreement.

Section 1.2    Shareholder Capacity. Notwithstanding anything to the contrary contained in this Agreement, Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer, as applicable, of FMB or the FMB Subsidiaries, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, as applicable, of FMB or the FMB Subsidiaries, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Shareholder from exercising in a manner consistent with the terms of the Merger Agreement Shareholder’s fiduciary duties as a director or officer, as applicable, to FMB, the FMB Subsidiaries or their respective shareholders.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to SYBT as follows:

Section 2.1    Authority; Authorization.

(a)    Shareholder has all requisite power, right, authority and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.

(b)    This Agreement has been duly and validly executed and delivered by Shareholder, and the execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Shareholder, and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(c)    Assuming the authorization, execution and delivery of this Agreement by SYBT, this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)    If Shareholder is married and the Owned Shares set forth by the name of Shareholder on the signature page to this Agreement constitute property owned jointly with Shareholder’s spouse, this Agreement has been executed by Shareholder’s spouse and constitutes the valid and binding agreement of Shareholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.2    Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not (a) to the knowledge of Shareholder, require Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Shareholder, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Shareholder, or (d) violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholder agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer of the Owned Shares, subject to any other agreement, including any voting agreement, shareholder agreement, irrevocable proxy or voting trust.

Section 2.3    Ownership of Securities. On the date of this Agreement, the Owned Shares set forth on Attachment A to this Agreement are owned of record and beneficially by Shareholder in the manner reflected on Attachment A, include all of the shares of FMB Common Stock owned of record or beneficially by Shareholder, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests (other than as created by this Agreement). As of the date of this Agreement Shareholder has, and at the FMB Meeting or any other shareholder meeting of FMB in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement (except respecting Owned Shares that Shareholder is permitted to Transfer (as defined in Section 3.2(a) below) pursuant to this Agreement), Shareholder will have sole voting power and sole dispositive power with respect to all of the Owned Shares. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act.

Section 2.4    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its affiliates before or by any Governmental Entity that could reasonably be expected to impair the ability of Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

Section 2.5    Reliance by SYBT. Shareholder understands and acknowledges that SYBT is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III
COVENANTS

Section 3.1    No Solicitation; Notice of Acquisitions; Proposals Regarding Prohibited Transactions.

(a)    Shareholder agrees that during the term of this Agreement, Shareholder shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder, directly or indirectly, to (i) take any of the actions specified in Section 5.14 of the Merger Agreement except as permitted by such Section 5.14 of the Merger Agreement or (ii) participate in, directly or indirectly, a “solicitation” of “proxies” (as those terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of FMB Common Stock in connection with any vote or other action on any matter of a type described in Section 1.1(b) of this Agreement, other than to recommend that shareholders of FMB vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement or the Merger Agreement. Except as permitted by the Merger Agreement, Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than SYBT with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 3.1.

(b)    Shareholder hereby agrees to notify SYBT promptly (and, in any event, within 24 hours) in writing of the number of any additional shares of FMB Common Stock of which Shareholder acquires beneficial or record ownership on or after the date hereof.

Section 3.2    Restrictions on Transfer of Owned Shares and Proxies; Non-Interference.

(a)    Shareholder agrees that it will not, prior to the earlier of the receipt of the Requisite FMB Vote or the termination of this Agreement, Transfer or agree to Transfer any Owned Shares other than with SYBT’s prior written consent. For purposes of this Agreement, “Transfer” shall mean to, other than in connection with the Merger or the other transactions contemplated by the Merger Agreement, offer, sell, contract to sell, pledge, assign, distribute by gift or donation, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any capital stock or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, and provided that any change of Trustee of Shareholder shall not constitute a “Transfer” for the purposes of this Agreement.

(b)    Notwithstanding Section 3.2(a) of this Agreement, Shareholder may make gifts or other distributions of Owned Shares or otherwise Transfer Owned Shares to a beneficiary or an affiliate or immediate family member of a beneficiary of Shareholder, or to a trust for the benefit of a beneficiary of Shareholder or an affiliate or immediate family member of a beneficiary of Shareholder during the term of this Agreement if the donee or transferee enters into an agreement containing covenants equivalent to those set forth in this Agreement (other than those restrictions set forth in Section 3.8(a) hereof), such as the joinder agreement in the form of Attachment D (provided such joinder agreement shall expressly exclude the restrictions set forth in Section 3.8(a) of this Agreement).

(c)    Shareholder hereby covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares, (ii) has not granted, and except for proxies granted as contemplated by Section 1.1(b), shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Owned Shares, (iii) has not taken any action, and shall not take any action at any time while this Agreement remains in effect, that would or is reasonably likely to (A) make any representation or warranty contained in this Agreement untrue or incorrect in any material respect or (B) have the effect of preventing Shareholder from performing its obligations under this Agreement.

Section 3.3    Lock-Up Agreement.

(a)    Commencing on the first day of the calendar quarter immediately following the Closing (the “First Quarter Date”) and continuing until the earliest to occur of (i) the termination of this Agreement, (ii) the date that the Preston Family Shareholders (as defined below) collectively own less than one percent (1%) of the then-outstanding shares of SYBT Common Stock, or (iii) a decline of at least twenty percent (20%) in the average closing price of SYBT Common Stock over any ten (10) consecutive trading-day period (the “SYBT Trading Price”), provided that the percentage decline in the SYBT Trading Price exceeds by greater than fifteen percent (15%) the decline (if any) in the KBW Nasdaq Regional Banking Index over the same ten (10) trading-day period (the “Lock-Up Period”), Shareholder hereby agrees that Shareholder will not, either individually or collectively with each of the other Supporting Shareholders and their transferees pursuant to Section 3.2(b) or Section 3.3(c) of this Agreement or the Other Support Agreements (the “Preston Family Shareholders”), at any time, directly or indirectly, without the prior written consent of SYBT, Transfer during any calendar quarter any shares of SYBT Common Stock which Shareholder received in the Merger (the “Merger Common Stock”) in an amount in excess of two and a half percent (2.5%) of the aggregate shares of Merger Common Stock received by the Preston Family Shareholders; provided that the restrictions in this Section 3.3(a) shall not apply to any block trade in compliance with Section 3.3(b). In addition, Shareholder hereby agrees that Shareholder will not, either individually or collectively with each of the other Preston Family Shareholders, Transfer any Merger Common Stock between the Closing Date and the First Quarter Date.

(b)    During the Lock-Up Period, Shareholder may request in writing that SYBT consider engaging in a block trade transaction pursuant to which SYBT would purchase shares of SYBT Common Stock from Shareholder upon mutually agreed terms (“Block Trade Request”). SYBT shall consider and promptly respond to any Block Trade Request; provided that SYBT shall have no obligation to engage in a block trade transaction with Shareholder, and can decline the Block Trade Request for any or no reason, including to preserve the intended U.S. federal income tax treatment of the Merger, as set forth in the Tax Opinion contemplated by Section 6.1(f) of the Merger Agreement. If SYBT declines (or fails to respond within ten (10) Business Days to) a Block Trade Request, then Shareholder may consummate a negotiated block trade (the “Block Trade”) with an identified buyer or buyers on terms no more favorable than those offered to SYBT, provided that, if a transferee is receiving in the Block Trade more than one percent (1%) of the then-outstanding shares of SYBT Common Stock, such transferee shall execute a joinder agreement in the form of Attachment D (or a substantially similar agreement acceptable to SYBT).

(c)    The restrictions set forth in this Section 3.3 shall not apply to (i) Transfers of Merger Common Stock to a beneficiary or an affiliate or immediate family member of a beneficiary of Shareholder, or to a trust for the benefit of a beneficiary of Shareholder or an affiliate or immediate family member of a beneficiary of Shareholder, or (ii) Transfers required by applicable law or regulation, court order or governmental directive, or required under Shareholder’s governing trust documents as in effect on the date of this Agreement (including to effect a distribution, division or re-titling mandated by such governing documents); provided, that Shareholder and the proposed transferee provide notice to SYBT of the Transfer and the transferee enters into an agreement containing covenants equivalent to those set forth in this Agreement (other than those restrictions set forth in Section 3.8(a) hereof), such as the joinder agreement in the form of Attachment D (provided such joinder agreement shall expressly exclude the restrictions set forth in Section 3.8(a) of this Agreement).

(d)    The restrictions set forth in this Section 3.3 shall not apply to Transfers made in connection with, and solely to the extent necessary to effect, a “Change in Control” of SYBT as approved or recommended by the SYBT Board of Directors. Upon the occurrence of a Change in Control, the restrictions in this Section 3.3 shall no longer apply to Transfers of Merger Common Stock. For purposes of this Section 3.3(d), a "Change in Control" shall be deemed to have occurred if:

(i)    any Person (as defined below) is or becomes the Beneficial Owner (as defined in this definition) of securities of SYBT representing 20% or more of the combined voting power of SYBT's then outstanding securities (unless (A) such Person is the Beneficial Owner of 20% or more of such securities as of the Effective Time or (B) the event causing the 20% threshold to be crossed is an acquisition of securities directly from SYBT);

(ii)    during any period of two consecutive years beginning after the Effective Time individuals who at the beginning of such period constitute the Board of Directors of SYBT and any new director (other than a director designated by a person who has entered into an agreement with SYBT to effect a transaction described in clause (i), (iii) or (iv) of this Change in Control definition) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of SYBT;

(iii)    the shareholders of SYBT (or SYBT as the sole shareholder of Bank) approve a merger or consolidation of SYBT or Bank with any other corporation (other than a merger or consolidation which would result in the voting securities of SYBT outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation), in combination with voting securities of SYBT or such surviving entity held by a trustee or other fiduciary pursuant to any employee benefit plan of SYBT or such surviving entity or of any subsidiary of SYBT or such surviving entity, at least 80% of the combined voting power of the securities of SYBT or such surviving entity outstanding immediately after such merger or consolidation); or

(iv)     the shareholders of SYBT approve a plan of complete liquidation or dissolution of SYBT or an agreement for the sale or disposition by SYBT of all or substantially all of SYBT's assets.

(v)    For purposes of the definition of Change in Control, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of such Act; provided, however, that Person shall not include (i) SYBT or any subsidiary or any other Person controlled by SYBT, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of SYBT or of any subsidiary, or (iii) a corporation owned, directly or indirectly, by the shareholders of SYBT in substantially the same proportions as their ownership of securities of SYBT.

(vi)    For purposes of the definition of Change in Control, a Person shall be deemed the "Beneficial Owner" of any securities which such Person, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that: (i) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (x) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with the Exchange Act, and the applicable rules and regulations thereunder or (y) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Exchange Act, and the applicable rules and regulations thereunder; in either case described in clause (x) or clause (y) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); and (ii) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

(e)    Shareholder agrees and consents to the entry of stop transfer instructions with SYBT and its transfer agent and registrar against the Transfer in violation of this Agreement of shares of Merger Common Stock. In furtherance of the foregoing, SYBT is hereby authorized to decline to make or authorize any Transfer of securities if the Transfer would constitute a violation or breach of this Agreement. For purposes of this Agreement, except for Merger Common Stock Transferred in a block trade or to a Person who is (or thereby becomes) a Preston Family Shareholder, all Merger Common Stock which is Transferred for the account of Shareholder during any calendar quarter shall be aggregated with Transfers of Merger Common Stock by each of the Preston Family Shareholders for the purpose of determining the limitation on the amount of securities Transferred. The FMB Common Stock owned by each Preston Family Shareholder as of the date of this Agreement is set forth on Attachment C to this Agreement.

(f)    To facilitate compliance with the provisions of Section 3.3, Shareholder agrees to hold the Merger Common Stock as a shareholder of record on the books of SYBT’s transfer agent and registrar during the term of this Agreement.

Section 3.4    Status as SYBT “Insider.” Shareholder hereby acknowledges receipt of SYBT’s “Insider Trading Policy for Director/Executive Management” (as it may be amended from time to time, the “Policy”). Shareholder agrees that, if Scott P. Davis serves as Shareholder’s Trustee while simultaneously serving as a member of the SYBT Board of Directors, Shareholder, for itself and its affiliates, will comply with the Policy’s requirements, including those restrictions regarding trading windows, pledging, and material, nonpublic information.

Section 3.5    Dissenters’ Rights. Shareholder agrees not to exercise any right to dissent (including, without limitation, under any rights set forth in Sections 271B.13-010 through 271B.13-310 of the KBCA) as to any Owned Shares which may arise with respect to the Merger or the transactions contemplated by the Merger Agreement.

Section 3.6    Stop Transfer. Shareholder agrees that it shall not request that FMB register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Owned Shares prior to the receipt of the Requisite FMB Vote, unless the transfer is made in compliance with this Agreement.

Section 3.7    Further Assurances; Cooperation.

(a)    Shareholder, without further consideration, will (i) use all reasonable efforts to cooperate with SYBT and FMB in furtherance of the transactions contemplated by the Merger Agreement, (ii) promptly execute and deliver all additional documents that may be reasonably necessary in furtherance of the transactions contemplated by the Merger Agreement, and take all reasonable actions as are necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, and (iii) promptly provide any information, and make all filings, reasonably requested by SYBT for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with any Regulatory Agencies).

(b)    Shareholder consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by law or any Regulatory Agency or Governmental Entity, in any other documents or communications provided by SYBT or FMB to any Regulatory Agency or Governmental Entity or to security holders of SYBT or FMB) of Shareholder’s identity and beneficial and record ownership of the Owned Shares, the nature of Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and the Merger Agreement and any additional requisite information regarding the relationship of Shareholder with SYBT and the SYBT Subsidiaries and/or FMB, the Bank, and the other FMB Subsidiaries.

Section 3.8    Non-Competition and Non-Solicitation.

(a)    Shareholder agrees that for (x) the period between the date of this Agreement and the Effective Time (except for service on the Board of Directors or as an officer of FMB or Bank) and (y) for a period of three (3) years following the Effective Time, Shareholder will not:

(i)    engage in a Competitive Business (as defined below) as an employee, shareholder, partner, member, manager, officer or director; provided that the foregoing shall not prohibit Shareholder from (A) continuing to engage in the activities in which Shareholder is currently a participant which are expressly set forth on Attachment B attached hereto (provided, however, for the avoidance of doubt, Shareholder’s continuing to engage in the activities set forth on Attachment B does not relieve Shareholder of Shareholder’s obligations under Section 3.8(a)(ii) or (iii) of this Agreement), or (B) holding up to five (5%) of the outstanding securities of any class of any publicly held company which is a Competitive Business;

(ii)    (A) solicit or otherwise attempt in any manner to cause or otherwise encourage any persons who are employees of FMB, the Bank, any other FMB Subsidiary, SYBT, or any SYBT Subsidiary prior to, at, or after the Effective Time (“Employees” and each individually an “Employee”) to leave the employ of FMB, the Bank, any other FMB Subsidiary, SYBT or any of the SYBT Subsidiaries, or (B) hire any Employee, or cause, induce or encourage any Competitive Business to hire any Employee; or

(iii)    (A) induce, persuade, encourage or influence, or attempt to induce, persuade, encourage or influence, any person (as such term is interpreted in Section 8.6 of the Merger Agreement) having a business relationship with FMB, the Bank, any other FMB Subsidiary, SYBT or any SYBT Subsidiary, to discontinue, reduce or restrict such relationship or (B) solicit, target or divert, or attempt to solicit, target or divert, the deposits, loans or other products and services from persons who are or were depositors, borrowers or customers of FMB, the Bank, any other FMB Subsidiary, SYBT or any SYBT Subsidiary prior to, at, or after the Effective Time; provided, however, nothing in this Section 386(a)(iii) shall prevent Shareholder from engaging in Shareholder’s personal, family, business or employment activities as a customer of a Competitive Business.

(iv)    For purposes of this Agreement, the term “Competitive Business” shall mean the business or operations of a bank, thrift, credit union, investment, mortgage banking, financial planning or wealth management or investment advisor, trust company, industrial bank, insurance company, or any other financial institution or bank holding company either located or doing business either (A) within the Kentucky counties of Henderson, Fayette, and/or Harrison, and/or the Indiana county of Vanderburgh, or (B) within any county contiguous to any county referred to in item (A) of this Section 3.8(a)(iv).

(b)    Shareholder agrees that, subject to Shareholder’s fiduciary duties and legal obligations and as described below, for (x) the period on and between the date of this Agreement and the Effective Time, and (y) for a period of five (5) years following the Effective Time, Shareholder will not, with respect to Shareholder’s banking and wealth management customer relationship (including without limitation Shareholder’s deposit accounts, loan accounts, wealth management accounts, and any other products and services) in existence as of the date of this Agreement with FMB, the Bank, and/or any FMB Subsidiary and for which any of the foregoing receives compensation (the “Current Banking and Wealth Management Relationship”), discontinue, reduce, restrict, or divert in any manner all or any part of such Current Banking and Wealth Management Relationship with or from (as applicable) FMB, the Bank, any FMB Subsidiary, or SYBT or any SYBT Subsidiary (as successors in interest to the Current Banking and Wealth Management Relationship from and after the Effective Time by virtue of the Bank Merger). For the avoidance of doubt, nothing in this Section shall (i) prevent Shareholder, or any trustee of Shareholder, from changing (including without limitation terminating) any Current Banking and Wealth Management Relationship if the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties or legal obligations under governing documents or applicable law or (ii) require Shareholder, or any trustee of Shareholder, to continue any Current Banking and Wealth Management Relationship on terms or in a manner that are not at least as favorable to Shareholder as the terms or in the manner under which such Current Banking and Wealth Management Relationship is maintained on the date hereof. Further, for the avoidance of doubt, to the extent Shareholder is a trust, nothing in this Agreement prohibits the Shareholder from forming and maintaining a private trust company as trustee of Shareholder for the sole purpose of the internal management, administration and governance of the Shareholder (a “Private Trust Company”), provided that such Private Trust Company does not perform or engage in any manner in any function or activity that constitutes all or any part of the Current Banking and Wealth Management Relationship (including with SYBT or any SYBT Subsidiary as successors in interest to the Current Banking and Wealth Management Relationship).

(c)    Shareholder acknowledges and agrees that the business conducted by SYBT and the SYBT Subsidiaries is highly competitive and that the covenants made by Shareholder in this Section 3.8 are made as a necessary inducement for SYBT to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement. It is the desire and intent of the parties to this Agreement that the provisions of this Section 3.8 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although Shareholder and SYBT each consider the restrictions contained in this Section 3.8 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 3.8 is unenforceable against any party, the provisions of this Section 3.8 shall be deemed amended to apply as to the maximum time and territory and to the maximum extent as the applicable court may judicially determine or indicate to be enforceable. The parties further agree to execute all documents necessary to evidence the applicable amendment.

(d)    Shareholder acknowledges and agrees that the provisions of this Agreement are fair, reasonable and necessary to protect SYBT’s legitimate business interests and to protect the value of SYBT’s acquisition of FMB.

(e)    Neither party will, at any time during the three (3) year period referred to in Section 3.8(a) of this Agreement, disparage the other party, or the business conducted by such other party, or any of such other party’s stockholders, members, directors, managers, officers, employees or agents.

ARTICLE IV
Termination

Section 4.1    Termination. This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement before the Effective Time in accordance with its terms and (ii) the date that is five (5) years following the Effective Time.

Section 4.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no termination of this Agreement shall relieve any party to this Agreement from any liability for any breach of this Agreement occurring prior to the termination of this Agreement or any obligations under this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1    Amendment; Waivers. Any provision of this Agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed (a) in the case of an amendment, by SYBT and Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver the applicable right, power or privilege, nor shall any single or partial exercise any right, power or privilege preclude any other or further exercise of the applicable right, power or privilege or the exercise of any other right, power or privilege.

Section 5.2    Expenses. Subject to Section 5.8, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the expenses.

Section 5.3    Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended, or (c) sent by email, provided that the transmission of the e-mail is promptly confirmed:

If to Shareholder: The address provided on Attachment A hereto.

(a)    if to SYBT:

Stock Yards Bancorp, Inc.

1040 E. Main St.

Louisville, KY 40206

Attention:          James A. Hillebrand, Chairman and CEO

Email:               Ja.Hillebrand@syb.com

with a copy to :

Stock Yards Bancorp, Inc.

1040 E. Main St.

Louisville, KY 40206

Attention:          Nathan L. Berger, General Counsel

Email:                nathan.berger@syb.com

and with a copy (which shall not constitute notice) to:

Frost Brown Todd LLP

400 West Market Street, 32nd Floor

Louisville, KY 40202

Attention:     James Giesel

              William N. Jones

Email:           jgiesel@fbtlaw.com

              njones@fbtlaw.com

Section 5.4    Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Neither this Agreement, nor any of the rights and obligations under this Agreement, shall be transferred by Shareholder without the prior written consent of SYBT.

Section 5.5    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their respective successors, heirs, and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.6    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed, construed and enforced in the applicable jurisdiction so that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 5.7    Specific Performance; Remedies. Each of the parties to this Agreement agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that SYBT would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which SYBT may be entitled (including monetary damages), SYBT shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement. Shareholder further agrees that neither SYBT, Merger Subsidiary nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any bond or similar instrument. All rights, powers and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 5.8    Governing Law.

(a)    This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any applicable conflicts of law.

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the federal or state courts located in Louisville, Jefferson County, Kentucky (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon any party in any action or proceeding will be effective if notice is given in accordance with Section 5.3. Notwithstanding any other provision in this Agreement, in the event of any action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the action.

Section 5.9    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.9.

Section 5.10    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.11    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, email of a PDF copy, or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.12    Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any agreement or instrument entered into in connection with this Agreement shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any defense based on the foregoing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

SYBT: Stock Yards Bancorp, Inc.

By:
James A. Hillebrand, Chairman and CEO

[Signature Page to Support Agreement]

SHAREHOLDER: [TRUST NAME]

By:
Scott P. Davis, Trustee

By:
Leigh Anne Preston, Trustee

[Signature Page to Support Agreement]

Attachment A

Owned Shares

Name and Address of Shareholder	Owned Shares
[NAME] [ ] [ ] Phone: [ ] Email: [ ]

Attachment B

Current Activities

Attachment C

Preston Family Shareholders

Shareholder	FMB Shares Prior to Merger
Preston Family Revocable Trust	16,799
RB&HL Preston Non-Exempt Trust FBO Vivian R. Brigham	259,290
RB&HL Preston GST Exempt Trust FBO Vivian R. Brigham	45,928
RB&HL Preston Non-Exempt Trust FBO Charlotte K. Critser	259,290
RB&HL Preston GST Exempt Trust FBO Charlotte K. Critser	45,928
RB&HL Preston Non-Exempt Trust FBO Kent A. Preston	259,290
RB&HL Preston GST Exempt Trust FBO Kent A. Preston	45,928
RB&HL Preston Non-Exempt Trust FBO Leigh Anne Preston	259,290
RB&HL Preston GST Exempt Trust FBO Leigh Anne Preston	45,928
RB&HL Preston Non-Exempt Trust FBO Constance P. Walaskay	259,290
RB&HL Preston GST Exempt Trust FBO Constance P. Walaskay	45,928

Attachment D

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Support Agreement, dated as of [ ] (the “Support Agreement”), by and between Stock Yards Bancorp, Inc., a Kentucky corporation (“SYBT”) and [TRUST NAME] (the “Shareholder”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Support Agreement.

WHEREAS, the Support Agreement provides that Shareholder may Transfer certain capital stock of FMB or SYBT so long as donee or transferee enters into an agreement containing covenants governing the voting and transfer of the transferred capital stock equivalent to those set forth in the Support Agreement (the “Transfer Requirement”);

WHEREAS, Section 3.8 of the Support Agreement contains certain covenants regarding non-solicitation and non-competition; and

WHEREAS, Section 5.7 of the Support Agreement contains certain provisions regarding the specific performance of the Support Agreement.

NOW, THEREFORE, in order to satisfy the Transfer Requirement and in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, that:

i.	the Joining Party shall be deemed to be a party and be bound by the Support Agreement as a “Shareholder” and a “Preston Family Shareholder” as of the date hereof; and

ii.	this Joinder Agreement is for the benefit of the parties to the Support Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: [NAME OF JOINING PARTY]

By:
Name:
Title:

Address for notices:

Exhibit B

Form of Agreement and Plan of Bank Merger

AGREEMENT AND PLAN OF BANK MERGER

This is an Agreement and Plan of Bank Merger (this "Plan of Merger") dated as of January 27, 2026, between Stock Yards Bank & Trust Company, a Kentucky banking corporation ("SY Bank"), and Field & Main Bank, Inc., a Kentucky banking corporation ("FM Bank").

RECITALS

A.         Stock Yards Bancorp, Inc., a Kentucky corporation ("Parent Bancorp"), River Holdings, Inc., a Kentucky corporation ("Merger Sub"), and Field & Main Bancorp, Inc., a Kentucky corporation ("Target Bancorp"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated January 27, 2026, pursuant to which Parent Bancorp would acquire all of the issued and outstanding capital stock of Target Bancorp in a statutory merger of Merger Sub with and into Target Bancorp (the "Statutory Merger"), with Target Bancorp being the surviving corporation of the Statutory Merger.

B.         The Merger Agreement contemplates that immediately following, the consummation of the Statutory Merger, or at such later time as Parent Bancorp may determine, FM Bank is to be merged with and into SY Bank.

C.         Parent Bancorp, as the sole shareholder of FM Bank and SY Bank immediately after consummation of the Statutory Merger, desires to cause FM Bank to merge with and into SY Bank immediately following the Statutory Merger or at such later time as Parent Bancorp may determine (the "Bank Merger").

D.         In consideration of the recitals and the mutual agreements, covenants and undertakings contained herein and for the purpose of setting forth the terms and conditions of the Bank Merger, the parties, intending to be legally bound, agree as follows:

AGREEMENTS

1.    Bank Merger. At the Effective Time (as hereinafter defined) and upon the terms and conditions set forth in this Plan of Merger, FM Bank shall be merged with and into SY Bank, and SY Bank shall continue in existence as the surviving corporation of the merger (the "Surviving Bank").

2.    Articles of Merger. Subject to consummation of the Statutory Merger and the other provisions of this Plan of Merger, immediately after the Statutory Merger or at such later time as Parent Bancorp may determine, and upon receipt of all required shareholder and regulatory approvals, SY Bank and FM Bank will cause Articles of Merger facilitating the Bank Merger to be executed and delivered for filing to the Secretary of State of the Commonwealth of Kentucky.

3.    Effective Time. The date and time specified in the Articles of Merger filed with the Secretary of State of the Commonwealth of Kentucky shall be deemed the effective time of the Bank Merger (the "Effective Time").

4.    Articles of Incorporation and Bylaws. The Articles of Incorporation of SY Bank, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Bank, until they shall be thereafter altered, amended, or repealed in accordance with law. Until amended or repealed as therein provided, the Bylaws of SY Bank in effect at the Effective Time shall be the Bylaws of the Surviving Bank.

5.    Directors and Officers. The directors and officers of SY Bank shall be the directors and officers of the Surviving Bank until the next annual meeting of shareholders and directors of Surviving Bank, unless their tenure as officers or directors is sooner terminated.

6.    Names and Offices. The name of the Surviving Bank shall be "Stock Yards Bank & Trust Company." The main office of the Surviving Bank shall be the main office of SY Bank immediately prior to the Effective Time. All branch offices of SY Bank and offices of FM Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Bank Merger, subject to the opening or closing of any offices which may be authorized by SY Bank or FM Bank and applicable regulatory authorities after the date hereof.

7.    Conversion of FM Bank Shares. At the Effective Time, each issued and outstanding share of FM Bank capital stock shall automatically by virtue of the Bank Merger be canceled without payment.

8.    SY Bank Capital Stock. The shares of SY Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Bank Merger.

9.    Certain Effects of Merger. At the Effective Time, in addition to the effects otherwise provided by United States and Kentucky law, SY Bank and FM Bank shall become a single corporation and the separate existence of FM Bank shall cease. Surviving Bank shall possess all the rights, privileges, powers and franchises of both a public and private nature of FM Bank subject to all of its restrictions, disabilities and duties, and shall also possess all of the property (real, personal and mixed) and all debts due to FM Bank. All other things in action of or belonging to FM Bank shall be vested in the Surviving Bank; and all property, rights, privileges, powers and franchises and all and every other interest shall thereafter be the property of the Surviving Bank, and the title to any real estate vested by deed or otherwise in FM Bank shall not revert or be in any way impaired by reason of the Bank Merger. All rights of creditors and all liens of FM Bank shall be preserved unimpaired, and all debts, liabilities and duties of FM Bank shall at the Effective Time become obligations of the Surviving Bank and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

10.    Termination. This Plan of Merger shall be terminated upon the agreement of the parties hereto. In addition, this Plan of Merger shall terminate automatically upon termination of the Merger Agreement prior to the consummation of the Statutory Merger.

11.    Conditions. The respective obligations of each party hereto to effect the Merger shall be subject to: (a) the consummation of the Statutory Merger; and (b) the receipt of all approvals and consents of regulatory authorities required by law to effect the Merger.

12.    Amendment. On or before the Effective Time, the parties may amend, modify or supplement this Plan of Merger in the manner as may be agreed upon between the parties in writing.

13.    Counterparts; Electronic Signatures. This Plan of Merger may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original but all of which together shall constitute one agreement.

14.    Governing Law. This Plan of Merger shall be governed in all respects by the laws of the Commonwealth of Kentucky.

15.    Waiver. Any of the terms or conditions of this Plan of Merger may be waived at any time by the party that is entitled to the benefit thereof.

16.    Assignment. This Plan of Merger may not be assigned by any party hereto without the prior written consent of the other party.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be executed and delivered by their duly authorized officers, on the date first above written.

Stock Yards Bank & Trust Company

By:
James A. Hillebrand, Chairman and CEO

Field & Main Bank, Inc.

By:
Scott P. Davis, Chairman

[Signature Page to Agreement and Plan of Bank Merger]

Exhibit C

Opinion of Counsel to FMB

(Subject to standard opinion qualifications of Stoll Keenon Ogden PLLC)

1.         The execution and delivery of the Agreement by FMB, and the consummation of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of FMB (including without limitation all required action of the Board of Directors and the shareholders of FMB).

2.         The execution and delivery of the Bank Merger Agreement by FM Bank, and the consummation of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of FM Bank (including without limitation all required action of the Board of Directors of FM Bank and FMB as the sole shareholder of FM Bank).

C-1